REVOLVING CREDIT AND SECURITY AGREEMENT

THIS REVOLVING CREDIT AND SECURITY AGREEMENT (the “Agreement”) dated as of February 1, 2008 is entered into between NeoGenomics, Inc., a Florida corporation (“Borrower”), NeoGenomics, Inc., a Nevada corporation (“Guarantor”, together with Borrower, individually a “Credit Party” and collectively, the “Credit Parties”) and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (the “Lender”).

WHEREAS, the Credit Parties have requested that Lender make available to Borrower a revolving credit facility (the “Revolving Facility”) in a maximum principal amount at any time outstanding of up to Three Million Dollars ($3,000,000) (the “Facility Cap”), the proceeds of which shall be used by Borrower as a provider of healthcare services and for the generation of receivables and for any other lawful purpose permitted under this Agreement and for payments to Lender hereunder; and

WHEREAS, Lender is willing to make the Revolving Facility available to Borrower upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, and intending to be legally bound, Credit Parties and Lender hereby agree as follows:

I.	DEFINITIONS

1.1   General Terms

In addition to the definitions above and elsewhere in this Agreement, the terms listed in Annex I hereto shall have the meanings given such terms in Annex I, which are incorporated herein and made a part hereof. All capitalized terms used which are not specifically defined herein shall have meanings provided in Article 9 of the UCC to the extent the same are used or defined therein. Unless otherwise specified herein or in Annex I, any agreement, contract or instrument referred to herein or in Annex I shall mean such agreement, contract or instrument as modified, amended, restated or supplemented from time to time. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in Annex I or elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP. References herein to “Eastern Time” shall mean eastern standard time or eastern daylight savings time as in effect on any date of determination in the eastern United States of America. The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole. In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” In any other case, the term “including” when used in any Loan Document means “including without limitation.” The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports. The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms "incurrence" and "incurred" and similar derivatives shall have correlative meanings. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and Lender agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower and Lender, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.

1.2   Definitions

“Acceptance Notice” shall have the meaning given such term in Section 8.11.

“Accounting Change” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the U.S. Securities and Exchange Commission.

“Accounts” shall mean “accounts” as defined in Section 9-102 of the UCC (including Health Care Insurance Receivables).

“Account Debtor” shall mean “account debtor” as defined in Section 9-102 of the UCC.

“Accumulated Distribution” shall have the meaning given to it in the definition of “Permitted Distribution”.

“Accumulated Distribution Fiscal Quarter” shall have the meaning given to it in the definition of “Permitted Distribution”.

“Advance” shall mean a borrowing under the Revolving Facility. Any amounts paid by Lender on behalf of Borrower or Guarantor under any Loan Document shall be an Advance for purposes of the Agreement.

“Affiliate” shall mean, as to any Person (a) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) any other Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, (c) any other Person which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of five percent (5%) or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person and (d) in the case such Person is an individual, any other Person who is an immediate family member, spouse or lineal descendant of individuals of such Person or any Affiliate of such Person. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise. “Affiliate” shall include any Subsidiary. Notwithstanding anything herein to the contrary, in no event shall Lender be considered as “Affiliate” of Borrower or Guarantor.

“Applicable Rate” shall mean the interest rate applicable from time to time to Loans under the Agreement.

“Availability” shall mean the value, in U.S. Dollars of eighty-five percent (85%) of the Borrowing Base minus, if applicable amounts reserved pursuant to this Agreement.

“Borrowing Base” shall mean, as of any date of determination, the net collectible Dollar value of Eligible Accounts, as determined with reference to the most recent Borrowing Certificate and otherwise in accordance with the Agreement; provided, however, that if as of such date the most recent Borrowing Certificate is of a date more than four Business Days before or after such date, the Borrowing Base shall be determined by Lender in its Permitted Discretion. For purposes hereof, the net collectible Dollar value of Eligible Accounts is the amount due to Borrower as a result of a contractual right of payment from third-party payors less deductible obligations and contractual allowances as determined and approved by Lender in its Permitted Discretion.

“Borrowing Certificate” shall mean a Borrowing Certificate substantially in the form of Exhibit A attached hereto.

“Borrowing Date” shall the mean the date requested for an Advance by Borrower pursuant to Section 2.3.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve or Lender is closed.

“Capital Expenditures” shall mean, for any Test Period, the sum (without duplication) of all expenditures (whether paid in cash or accrued as liabilities) during the Test Period that are or should be treated as capital expenditures under GAAP.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a “capital lease” in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean all obligations of any Person under Capital Leases, in each case, taken at the amount thereof accounted for as a liability in accordance with GAAP.

“Change of Control” shall mean, with respect to Borrower or Guarantor, the occurrence of any of the following: (i) a merger, consolidation, reorganization, recapitalization or share or interest exchange, sale or transfer or any other transaction or series of transactions in which its stockholders, managers, partners or interest holders immediately prior to such transaction or series of transactions receive, in exchange for the stock or interests owned by them, cash, property or securities of the resulting or surviving entity or any Affiliate thereof, and, as a result thereof, Persons who, individually or in the aggregate, were holders of fifty percent (50%) or more of its voting stock, securities or equity, partnership or ownership interests immediately prior to such transaction or series of transactions hold less than fifty percent (50%) of the voting stock, securities or other equity, partnership or ownership interests of the resulting or surviving entity or such Affiliate thereof, calculated on a fully diluted basis, (ii) a direct or indirect sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of its assets, (iii) the initial public offering of its securities, (iv) any “change in/of control” or “sale” or “disposition” or similar event as defined in any document governing indebtedness of such Person which gives the holder of such indebtedness the right to accelerate or otherwise require payment of such indebtedness prior to the maturity date thereof, or (v) the replacement of a majority of the board of directors of Borrower over a one-year period from the directors who constituted the board of directors of such Borrower at the beginning of such period and such replacement shall not have been approved by a vote of at least a majority of the board of directors of such Borrower then still in office who either are members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved.

“Chattel Paper” shall mean “chattel paper” as defined in Section 9-102 of the UCC, whether tangible or electronic.

“Closing” shall mean the satisfaction, or written waiver by Lender, of all of the conditions precedent set forth in the Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.

“Closing Date” shall mean the date upon which the Closing occurs.

“Collateral” shall mean all of the property described below in, to, or under which a Borrower now has or hereafter acquires any right, title or interest, whether present, future, or contingent, including any such property acquired by assignment:

(a) All of Borrower’s now-owned and hereafter acquired or arising Accounts, accounts receivable and rights to payment of every kind and description related to Accounts, and all of Borrower’s contract rights, chattel paper, documents and instruments with respect to such Accounts and accounts receivable, and all of Borrower’s rights, remedies, security and liens, in, to and in respect of the Accounts, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guaranties or other contracts of suretyship with respect to the Accounts, deposits, Letters of Credit, Supporting Obligations or other security for the obligation of any Account Debtor, and credit and other insurance relating to such Accounts and accounts receivable;

(b) All of Borrower’s right, title and interest in, to and in respect of all goods relating to, or which by sale have resulted in, Accounts, including, without limitation, all goods described in invoices or other documents or instruments with respect to, or otherwise representing or evidencing, any Account, and all returned, reclaimed or repossessed goods;

(c) All of Borrower’s now owned or hereafter acquired (i) Lockbox Accounts (and the funds contained therein) and (ii) any deposit accounts (and the funds contained therein), other than the Lockbox Accounts, into which Accounts are deposited, to the extent Accounts are contained therein;

(d) All of Borrower’s now owned and hereafter acquired or arising general intangibles and other property of every kind and description with respect to, evidencing or relating to its Accounts and other rights to payment, including, but not limited to, all existing books and records, as the same relate to the Accounts;

(e) The proceeds of all of the foregoing (including, without limitation, insurance proceeds) related to losses with respect to Collateral such as business interruption insurance or other insurance proceeds related specifically to losses from the Collateral.

“Collateral Management Fee” shall mean a monthly fee to be paid by Borrower to Lender in an amount equal to 0.025% per month calculated on the basis of the daily average amount of the balances under the Revolving Facility outstanding during the preceding month.

“Commercial Tort Claims” shall mean “Commercial Tort Claims” as defined in Section 9-102 of the UCC.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit B attached hereto.

“Concentration Account” shall mean a depository account maintained by Lender or an affiliate of Lender at such bank as Lender may communicate to Borrower from time to time.

“Credit Party” shall have the meaning set forth in the first paragraph of this Agreement.

“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code of the United States of America and all other applicable federal and state liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended and in effect from time to time.

“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or be or result in an Event of Default.

“Default Rate” shall mean at any time the Applicable Rate in effect at such time plus three percent (3%) per annum.

“Denial Disclosure” shall have the meaning given to it in Section 7.18.

“Deposit Accounts” shall mean “deposit accounts” as defined in Section 9-102 of the UCC.

“Distribution” shall mean any direct or indirect dividend, distribution or other payment of any kind or character (whether in cash, securities or other property) in respect of any equity interests.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Documents” shall mean “documents” as defined in Section 9-102 of the UCC.

“Eligible Accounts” shall mean each Account arising in the ordinary course of Borrower’s business from the sale or lease of goods or rendering of Services which Lender, in its Permitted Discretion, deems an Eligible Account unless:

(a) such Account is not subject to a valid perfected first priority security interest in favor of Lender, subject to no other Lien;

(b) such Account is not evidenced by an invoice, statement or other documentary evidence satisfactory to Lender;

(c) such Account or any portion thereof (in which case only such portion shall not be an Eligible Account) is payable by a beneficiary, recipient or subscriber individually and not directly by a Medicaid/Medicare Account Debtor or commercial medical insurance carrier, or client acceptable to Lender in its Permitted Discretion;

(d) such Account arises out of Services rendered or a sale or lease made to, or out of any other transaction between Borrower or any of its Subsidiaries and, one or more Affiliates of Borrower;

(e) such Account remains unpaid for longer than (i) one hundred fifty (150) calendar days after the applicable Services were rendered with respect to Accounts payable by a Medicaid/Medicare Account Debtor or commercial medical insurance carrier acceptable to Lender and (ii) one hundred twenty (120) calendar days after the applicable Services were rendered with respect to all other Account Debtors;

(f) with respect to all Accounts owed by any particular Account Debtor (other than Accounts from Medicaid/Medicare Account Debtors) or its Affiliates, if more than twenty five percent (25%) of the aggregate balance of all such Accounts owing from such Account Debtor and its Affiliates are ineligible due to the requirements of clause (e) of this Section or such higher threshold which may be agreed in writing by Lender for any specific Account Debtor;

(g) with respect to all Accounts owed by any particular Account Debtor or its Affiliates, twenty-five percent (25%) or more of all such Accounts are deemed not to be Eligible Accounts for any reason hereunder (which percentage may, in Lender’s Permitted Discretion, be increased or decreased);

(h) with respect to all Accounts owed by any particular Account Debtor or its Affiliates (other than Medicaid/Medicare Account Debtors) if such Accounts exceed twenty percent (20%) of the net collectible Dollar value of all Eligible Accounts at any one time (including Accounts from Medicaid/Medicare Account Debtors), then the amount by which such Accounts for that particular Account Debtor or its Affiliates exceed twenty percent (20%) of the net collectible Dollar value of all Eligible Accounts shall not be included as Eligible Accounts;

(i) any covenant, agreement, representation or warranty contained in any Loan Document with respect to such Account has been breached and remains uncured;

(j) the Account Debtor for such Account has commenced a voluntary case under any Debtor Relief Law or has made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in respect of such Account Debtor in an involuntary case under any Debtor Relief Law, or any other petition or application for relief under any Debtor Relief Law has been filed against such Account Debtor, or such Account Debtor has failed, suspended business, ceased to be solvent, called a meeting of its creditors, or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

(k) such Account arises from the sale or lease of property or Services rendered to one or more Account Debtors outside the United States (including any territory or possession of the United States that has adopted Article 9 of the UCC) or that have their principal place of business or chief executive offices outside the United States (including any territory or possession of the United States that has adopted Article 9 of the UCC);

(l) such Account represents the sale or lease of goods or rendering of Services to an Account Debtor on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by Chattel Paper or an Instrument of any kind or has been reduced to judgment;

(m) the applicable Account Debtor for such Account is any Governmental Authority (excluding Medicaid/Medicare Account Debtors), unless rights to payment of such Account have been assigned to Lender pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727, et seq. and 41 U.S.C. Section 15, et seq.), or otherwise only if all applicable statutes or regulations respecting the assignment of Government Accounts have been complied with as determined by Lender in its Permitted Discretion;

(n) such Account is subject to any offset, credit (including any resource or other income credit or offset) deduction, defense, discount, chargeback, freight claim, allowance, adjustment, dispute or counterclaim (each an “Adjustment”), or is contingent in any respect or for any reason; provided, that, the discounted amount of such Account after giving effect to such Adjustment will be considered an Eligible Account;

(o) there is any agreement with an Account Debtor for any deduction from such Account; provided, that, the discounted amount of such Account after giving effect to such discounts and allowances shall be considered an Eligible Account;

(p) any return, rejection or repossession of goods or Services related to it has occurred;

(q) such Account is not payable to Borrower;

(r) a Borrower has agreed to accept or has accepted any non-cash payment for such Account;

(s) with respect to any Account arising from the sale of goods, the goods have not been shipped to the Account Debtor or its designee;

(t) with respect to any Account arising from the performance of Services, the Services have not been actually performed or the Services were undertaken in violation of any law; or

(u) such Account fails to meet such other specifications and requirements which may from time to time be established by Lender or is not otherwise satisfactory to Lender, as determined in Lender’s Permitted Discretion.

“EMTALA” shall mean the Emergency Medical Treatment and Active Labor Act, as amended, and the regulations thereunder.

“Environmental Laws” shall mean any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, or protection of human health or employee health and safety (as affected by the environment or by any substance the exposure to which is reasonably suspected of causing harm to human health), as has been, is now, or may at any time hereafter be, in effect to which the Borrower is subject.

“Equipment” shall mean “equipment” as defined in Section 9-102 of the UCC.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” shall mean the occurrence of any event set forth in Article X.

“Excess Cash Flow” shall mean, for any fiscal year (or for such other period as may be specifically provided for herein), as calculated for Borrowers and their Subsidiaries on a consolidated basis, without duplication, an amount equal to the sum of (a) Net Income (as defined in Annex I) for such period, plus (b) an amount equal to the amount of depreciation expenses, amortization expense (including the amortization of goodwill), accrued non-cash interest expense and all other non-cash charges deducted in arriving at such Net Income, plus (c) an amount equal to the aggregate Net Cash Proceeds of the sale, lease, transfer or other disposition of assets by Borrowers during such period to the extent not required to be applied to mandatory prepayments or payments on the Loans, plus (d) an amount equal to the net loss on the sale, lease, transfer or other disposition of assets by Borrowers during such period to the extent deducted in arriving at such Net Income, plus (e) an amount equal to any tax refunds or credits received by Borrowers during such period, plus (f) other extraordinary or non-recurring charges that would not have otherwise been incurred in the ordinary course of business, less (g) an amount equal to the unfinanced permitted Capital Expenditures of Borrowers for such period, less (h) an amount equal to the sum of all regularly scheduled payments (to the extent such payments have not already been deducted in arriving at Net Income) and optional and mandatory prepayments of principal on Indebtedness for money borrowed actually made during such period to the extent permitted hereunder, less (i) an amount equal to the net gain on the sale, lease, transfer or other disposition of assets by Borrowers during such period to the extent included in arriving at such Net Income, less (j) other extraordinary or non-recurring gains that would not have otherwise been incurred in the ordinary course of business.

“Facility Cap” shall have the meaning given the term in the Recitals of this Agreement.

“Federal Reserve” shall mean the Federal Reserve Bank of the United States.

“Fixtures” shall mean “fixtures” as defined in Section 9-102 of the UCC.

   “GAAP” shall mean generally accepted accounting principles in the United States as in effect on the Closing Date.

“General Intangibles” shall mean “general intangibles” as defined in Section 9-102 of the UCC.

“Goods” shall mean “goods” as defined in Section 9-102 of the UCC.

“Government Account” shall mean all Accounts arising out of or with respect to any Government Contract.

“Government Contract” shall mean all contracts with any Governmental Authority.

“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Guaranteed Obligations” shall have the meaning given such term in Section 14.1 hereof.

“Guarantor” shall have the meaning set forth in the first paragraph of this Agreement.

“Guaranty” shall mean, collectively and each individually, all guaranties executed by Guarantor.

“Hazardous Substances” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in or subject to any applicable Environmental Law.

“Healthcare Laws” shall mean all applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority with respect to regulatory matters primarily relating to patient healthcare, healthcare providers and healthcare services (including without limitation Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute”), and 31 U.S.C. Section 3279 et seq. (the False Claims Act) to which Borrower is subject.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated thereunder.

“HUD Application” shall have the meaning given such term in Section 8.11.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit or bankers acceptances, (c) all Capitalized Lease Obligations, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and not outstanding more than one hundred twenty (120) calendar days after the date such payable was created) or such longer period as shall be agreed in writing by Lender and Borrower, (f) all net obligations owing to counterparties under Hedging Agreements, (g) all obligations with respect to redeemable Capital Stock or repurchase obligations under any Capital Stock issued by such Person, (h) the present value of future rental payments under all synthetic leases (excluding specifically any operating leases or real estate leases) and (i) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (h) above.

“Indemnified Person” shall have the meaning given such term in Section 15.4.

“Initial Advance” shall mean the initial Advance.

“Instrument” shall mean “instrument” as defined in Section 9-102 of the UCC.

“Insured Event” shall have the meaning given such term in Section 15.4.

“Insurer” shall mean a Person that insures another Person against any costs incurred in the receipt by such other Person of Services, or that has an agreement with Borrower to compensate it for providing Services to such Person.

“Intellectual Property” shall mean all patents, patent applications, trademarks, trademark applications, service marks, registered copyrights, copyright applications, copyrights, trade names, trade secrets and software and all rights in the foregoing.

“Inventory” shall mean “inventory” as defined in Section 9-102 of the UCC.

“Investment Property” shall mean “investment property” as defined in Section 9-102 of the UCC.

“Landlord Waiver and Consent” shall mean a waiver/consent from the owner/lessor/mortgagee of any premises either owned or occupied by Borrower at which any of the Collateral is now or hereafter located for the purpose of providing Lender access to such Collateral, in each case as such may be modified, amended or supplemented from time to time.

“Letter of Credit Rights” shall mean “letter of credit rights” as defined in Section 9-102 of the UCC, whether or not the letter of credit is evidenced by a writing.

“Liability Event” shall mean any event, fact, condition or circumstance (i) in or for which Borrower becomes liable or otherwise responsible for any amount over $50,000 owed or owing to any Medicaid, Medicare or CHAMPUS/TRICARE program by a provider under common ownership with such Borrower or any provider owned by such Borrower pursuant to any applicable law, ordinance, rule, decree, order or regulation of any Governmental Authority after the failure of any such provider to pay any such amount when owed or owing, (ii) in which Medicaid, Medicare or CHAMPUS/TRICARE payments to Borrower are lawfully set-off against payments to such Borrower to satisfy any liability of or for any amounts over $50,000 owed or owing to any Medicaid, Medicare or CHAMPUS/TRICARE program by a provider under common ownership with such Borrower or any provider owned by such Borrower pursuant to any applicable law, ordinance, rule, decree, order or regulation of any Governmental Authority, or (iii) any of the foregoing under clauses (i) or (ii) in each case pursuant to statutory or regulatory provisions that are similar to any applicable law, ordinance, rule, decree, order or regulation of any Governmental Authority referenced in clauses (i) and (ii) above or successor provisions thereto.

“LIBOR” shall mean a rate of interest equal to the rate per annum (rounded upwards to the nearest 1/100th of 1%) at which Dollar deposits for a period of one month are offered in the London interbank eurodollar market as displayed in the Bloomberg Financial Markets system (or as otherwise determined by Lender in its sole discretion) as of 11:00 A.M. (London time) on the applicable date of determination.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, restriction, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“Liquidity Factors” shall mean percentages which Lender, in its credit judgment, may apply to Eligible Accounts by payor class based upon Borrower’s actual recent collection history for each such payor class (i.e. Medicare, Medicaid, commercial insurance, etc.) in a manner consistent with Lender’s underwriting practices and procedures, including, without limitation, Lender’s review and analysis of, among other things, Borrower’s historical returns, rebates, discounts, credits and allowances, to adjust the Availability.

“Loan” or “Loans” shall mean, individually and collectively, all Advances.

“Loan Documents” shall mean, collectively and each individually, this Agreement and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to, or on behalf of, Lender in connection with this Agreement or the Loans, as the same may be amended, modified or supplemented from time to time.

Lockbox Accounts” shall mean, collectively and each individually, the Deposit Accounts maintained by Borrower at the Lockbox Banks into which all collections or payments on Borrower’s Accounts and other Collateral are paid and which Accounts and other Collateral are subject to Lender’s security interest granted by a Borrower.

“Lockbox Agreement” shall mean an agreement among Lender, Borrower who has granted a security interest in a Deposit Account and any of the Lockbox Banks governing the Lockbox Accounts, in form and substance satisfactory to Lender.

“Lockbox Banks” shall mean, collectively and each individually, the federally insured banks acceptable to Lender where Borrower who have granted security interests in a Lockbox Account shall maintain the Lockbox Accounts.

“Management or Service Fee” shall mean any management, service or related or similar fee paid by Borrower to any Person with respect to any facility owned, operated or leased by Borrower.

“Material Adverse Change” shall mean any event, condition or circumstance or set of events, conditions or circumstances or any change(s) which (i) has, had or would reasonably be likely to have any material adverse effect upon or change in the validity or enforceability of any Loan Document, (ii) has been or would reasonably be expected to be adverse to the value of any material portion of the Collateral, or to the priority of Lender’s security interest in any portion of the Collateral, (iii) has been or would reasonably be expected to be materially adverse to the business, operations, prospects, properties, assets, liabilities or financial condition of any Credit Party, either individually or taken as a whole, or (iv) has materially impaired or would reasonably be likely to materially impair the ability of any Borrower to pay any portion of the Obligations or otherwise perform the Obligations or to consummate the transactions under the Loan Documents executed by such Person.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or would reasonably be expected to give rise to liability under any Environmental Law.

“Medicaid/Medicare Account Debtor” shall mean any Account Debtor which is (i) the United States of America acting under the Medicaid or Medicare program established pursuant to the Social Security Act or any other federal healthcare program, including, without limitation, TRICARE (f/k/a CHAMPUS), (ii) any state or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act or any other state health care program, or (iii) any agent, carrier, administrator or intermediary for any of the foregoing.

“Minimum Termination Fee” shall mean (for the time period indicated) the amount equal to (i) 7.5% of the Facility Cap, if the Revolver Termination is at any time before the first anniversary of the Closing Date; (ii) 1% of the Facility Cap, if the Revolver Termination is after the first anniversary of the Closing Date but before the second anniversary of the Closing Date; and (iii) 0.5% of the Facility Cap, if the Revolver Termination is on or after the second anniversary of the Closing Date but before the third anniversary of the Closing Date. There shall be no Minimum Termination Fee if the Revolver Termination occurs within five (5) days of the end of the Term.

“Net Cash Proceeds” shall mean, with respect to any sale, lease, transfer or other disposition of assets by any Person, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person in connection therewith after deducting therefrom (A) the amount of any Permitted Indebtedness secured by any Permitted Lien on such property which is required to be, and is, repaid in connection with such disposition, (B) reasonable expenses related thereto incurred by such Person in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person in connection therewith, (D) net income taxes to be paid in connection with such disposition and (E) with respect to any lease, the cost of any tenant improvements paid by Borrower in connection therewith.

“Note” or “Notes” shall mean any promissory note or notes issued pursuant to Section 2.7.

“Obligations” shall mean all present and future obligations, Indebtedness and liabilities of Borrower or Guarantor to Lender at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, (whether or not evidenced by a Note), including, without limitation, all principal, interest, applicable fees, charges and expenses and all amounts paid or advanced by Lender on behalf of or for the benefit of Borrower or Guarantor for any reason at any time, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person.

“OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Asset Control.

“Organizational and Good Standing Documents” shall mean, for any Person (i) a copy of the certificate of incorporation or formation (or other like organizational document) certified as of a date satisfactory to Lender before the Closing Date by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Person, (ii) a copy of the bylaws or similar organizational documents of certified as of a date satisfactory to Lender before the Closing Date by the corporate secretary or assistant secretary of such Person, (iii) an original certificate of good standing as of a date acceptable to Lender issued by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Person and of every other jurisdiction in which such Person has an office or conducts business or is otherwise required to be in good standing, and (iv) copies of the resolutions of the board of directors or managers (or other applicable governing body) and, if required, stockholders, members or other equity owners authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, certified by an authorized officer of such Person as of the Closing Date.

“Paid in Full” and “Payment in Full” mean, with respect to the Obligations, all amounts owing with respect thereto (including any interest accruing thereon after the commencement of any proceeding under any Debtor Relief Law by or against Borrower, whether or not allowed as a claim against such Borrower in such proceeding, but excluding as yet unasserted contingent obligations), have been fully, finally and completely paid in cash.

“Parent Indebtedness” shall mean Indebtedness incurred by Borrower from Guarantor, provided, that, such Indebtedness shall be (i) up to $2,000,000 outstanding in the aggregate at any time, (ii) on an unsecured basis, (iii) subordinated in remedies to all of the Obligations and to all of Lender’s rights in form and substance satisfactory to Lender and (iv) be subordinate in right of payment to the Obligations and shall only be repaid pursuant to a Permitted Distribution until the Obligations are Paid in Full; provided, that, at the request of Lender, the terms of the provisions of (iii) and (iv) shall be contained in a written subordination agreement between Lender and Parent acknowledged and agreed by Borrower, in form and substance satisfactory to Lender.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“Payment Intangible” shall mean “payment intangible” as defined in Section 9-102 of the UCC.

“Payment Office” shall mean initially the address set forth beneath Lender’s name on the signature page of the Agreement, and thereafter, such other office of Lender, if any, which it may designate by notice to Borrower to be the Payment Office.

“Permit” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations, approvals, certificates of need, provider numbers and other rights.

“Permitted Acquisition” shall mean any acquisition by Borrower, whether through a purchase of stock, membership interests or otherwise or the purchase of assets or through a merger, consolidation or amalgamation, of another Person, or the assets constituting an entire or any portion of any business or operating business unit or division of another Person or securities of such other Person that satisfies the requirements set forth in Sections 8.14 and 9.4 hereof.

“Permitted Discretion” shall mean a determination or judgment made by Lender in good faith in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Distributions” shall mean Distributions to Guarantor for the purpose of making principal payments on the Parent Indebtedness and/or as periodic cash distributions to Guarantor as a shareholder of Borrower, provided, that (i) such Permitted Distributions are made no more than once per fiscal quarter thereafter and (ii) all of the following conditions are satisfied with respect to each such Distribution: (a) no Default or Event of Default has occurred and is continuing or would arise as a result of such Distribution, (b) after giving effect to such Distribution, Borrower is in compliance on a pro forma basis with the financial covenants set forth in Annex 1 (recomputed for the most recent three month period for which monthly financial statements have been delivered in accordance with the terms hereof after giving effect thereto); provided, however, that in situations where there is an Accumulated Distribution (as defined below) being made with respect to any Accumulated Distribution Fiscal Quarters, only that portion of the Distribution that is not related to the Accumulated Distributions shall be included in Fixed Charges for the purpose of calculating the pro forma Fixed Charge Coverage Ratio in Annex I for the most recent three-month period), (c) the aggregate amount of such Distributions shall not exceed fifty percent (50%) of undistributed Excess Cash Flow for the three month period immediately preceding such distribution, as determined pursuant to the Distribution Notice, (d) Lender shall have received written notice (the “Distribution Notice”) from Borrower, of Borrower’s intention to make such Distribution at least five (5) Business Days prior to the date of such proposed Distribution, which such notice shall include a detailed calculation satisfactory to Lender in its Permitted Discretion evidencing Excess Cash Flow for such three month period (except that for any amounts included in such Distribution that are a result of Accumulated Distributions, in which case, the Excess Cash Flow so measured shall be applicable to the appropriate Accumulated Distribution Fiscal Quarters to which they relate), as applicable, (e) Lender shall have consented in writing to such Distribution Notice prior to the making of such proposed Distribution, such consent not to be unreasonably withheld, and (g) until such time as the Parent Indebtedness is paid in full in cash, any such Distribution payable to Guarantor shall be utilized by Guarantor solely to repay the Parent Indebtedness; provided, that, if Borrower chooses not to make a Permitted Distribution (the “Accumulated Distribution”) in any fiscal quarter (the “Accumulated Distribution Fiscal Quarter”) Borrower may make such Accumulated Distribution in any of the subsequent three consecutive fiscal quarters following the Accumulated Distribution Fiscal Quarter; provided, that, Borrower provides Lender with Evidence of Compliance with the criteria set forth in the definition of Permitted Distribution for the Accumulated Distribution as of the end of the Accumulated Distribution Fiscal Quarter, except, that, the Distribution Notice shall not have been made in the Accumulated Distribution Fiscal Quarter but rather shall be made (5) Business Days prior to the date the Accumulated Distribution is to be distributed.

“Permitted Indebtedness” shall mean any of the following: (i) Indebtedness under the Loan Documents, (ii) any Indebtedness set forth on Schedule 9.2, (iii) Capitalized Lease Obligations incurred after the Closing Date and Indebtedness incurred to purchase Goods and secured by purchase money Liens constituting Permitted Liens: (A) in aggregate amount outstanding at any time not to exceed $2,000,000, provided, that,  (1) the debt service for such Indebtedness shall not exceed $600,000 for any twelve (12) month period and (2) upon the incurrence of such Indebtedness and after giving effect thereto no Default or Event of Default shall exist and be continuing and (B) in an aggregate amount in excess of $2,000,000, provided, that, (1) ten (10) Business Days prior to the incurrence of such Indebtedness Borrower shall have provided pro forma financial statements along with any other supporting documentation required by Lender evidencing that Borrower would have been in compliance with the financial covenants set forth on Annex 1 hereto for the immediately preceding Test Period (as defined on Annex 1 hereto), if such Indebtedness had been incurred on the first day of such Test Period, (2) prior to the incurrence of such Indebtedness Borrower shall have received Lender’s written confirmation of its agreement with such pro forma financial statements; and (3) upon the incurrence of such Indebtedness and after giving effect thereto no Default or Event of Default shall exist and be continuing, (iv) the accounts payable set forth on Schedule 1.2 and accounts payable to trade creditors and current operating expenses (other than for borrowed money) which are not aged more than one hundred twenty calendar days from the date such payable was created or such longer period as shall be agreed in writing by Lender, except, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings and such reserves, if any, with respect thereto as are required by GAAP shall have been reserved, (v) borrowings incurred in the ordinary course of business and not exceeding $1,000,000 individually or in the aggregate outstanding at any one time; provided, however, that such Indebtedness (A) shall not be secured by Collateral, any cash, money, Investment Property or Deposit Accounts; (B) the debt service for such Indebtedness shall not exceed $200,000 for any twelve (12) month period; (C) ten (10) Calendar Days prior to the incurrence of such Indebtedness Borrower shall have provided pro forma financial statements along with any other supporting documentation required by Lender evidencing that Borrower would have been in compliance with the financial covenants set forth on Annex 1 hereto for the immediately preceding Test Period (as defined on Annex 1 hereto), if such Indebtedness had been incurred on the first day of such Test Period, (D) prior to the incurrence of such Indebtedness Borrower shall have received Lender’s written confirmation of its agreement with such pro forma financial statements (which confirmation or denial shall be promptly provided by Lender to Borrower within ten (10) calendar days of Lender’s receipt of such financial statements); (E) upon the incurrence of such Indebtedness and after giving effect thereto no Default or Event of Default shall exist and be continuing, (F) such Indebtedness shall be subordinated in right of repayment and remedies to all of the Obligations and to all of Lender’s rights pursuant to a written agreement among Lender, Borrower and the lender with respect to such Indebtedness, in form and substance satisfactory to Lender and (vi) Parent Indebtedness.

“Permitted Liens” shall mean with respect to the Borrower any of the following: (i) Liens under the Loan Documents or otherwise arising in favor of Lender, (ii) Liens imposed by law for taxes (other than payroll taxes), assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Lender in its Permitted Discretion, (iii) (A) statutory Liens of landlords (provided, that, with respect to Required Locations any such landlord has executed a Landlord Waiver and Consent in form and substance satisfactory to Lender) and of carriers, warehousemen, mechanics, materialmen, and (B) other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Lender in its Permitted Discretion, (iv) Liens (A) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations, or (B) arising as a result of progress payments under government contracts, (v) purchase money Liens (A) securing the type of Permitted Indebtedness set forth under clause (iii) of the definition of “Permitted Indebtedness”, or (B) in connection with the purchase by such Person of equipment in the normal course of business, provided, that, such payables shall not exceed any limits on Indebtedness provided for herein and shall otherwise be Permitted Indebtedness hereunder; (iv) liens securing the Indebtedness set forth in clause (v) of Permitted Indebtedness on assets other than: (A) the Collateral, (B) cash or other money of Borrower, (C) Deposit Accounts of Borrower and (D) Investment Property of Borrower; and (vii) Liens disclosed on Schedule 7.4B and Schedule 9.3.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Pledge Agreement” shall mean that certain negative Pledge Agreement by and between Guarantor and Lender executed in connection herewith, as such may be modified, amended, restated or supplemented from time to time.

“Receipt” shall have the meaning given such term in Section 15.5.

“Required Locations” shall mean collectively: (a) the leased premises located at 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, and (b) any location leased by Borrowers at which books and records relating to Accounts are kept of which duplicates are not kept at the location identified in (a) above.

“Released Parties” shall have the meaning given such term in Section 15.11.

“Releasing Parties” shall have the meaning given such term in Section 15.11.

“Revolver Termination” shall mean the termination of the Revolving Facility for any reason whatsoever.

“Revolving Loan Obligations” shall mean all of the Obligations related to the Revolving Facility.

“Services” shall mean medical and health care services provided to a Person, including, but not limited to, medical and health care services (including diagnostic testing and other testing services) which are covered by a policy of insurance issued by an Insurer, physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home health care services, residential and out-patient behavioral healthcare services.

“Software” shall mean “software” as defined in Section 9-102 of the UCC.

“Solvency Certificate” shall mean a Solvency Certificate substantially in the form of Exhibit C attached hereto.

“Subsidiary” shall mean, (i) as to Borrower, any Person in which more than fifty percent (50%) of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Borrower or one or more of its Subsidiaries, and (ii) as to any other Person, any Person in which more than fifty percent (50%) of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Person or by one or more of such Person’s Subsidiaries.

“Supporting Obligations” shall mean “supporting obligations” as defined in Section 9-102 of the UCC.

“Term” shall mean the period commencing on the Closing Date and ending on the third anniversary of the Closing Date.

“Termination Date” shall mean the date of termination of this Agreement set forth in any notice of termination delivered by Borrower in accordance with Section 13.1(a).

“Transaction” shall have the meaning given such term in Section 8.11.

“Transferee” shall have the meaning given such term in Section 15.2.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of Maryland from time to time.

“Unused Line Fee” shall mean a fee to be paid by Borrower to Lender on a monthly basis in an amount equal to 0.025% (per month) of the difference derived by subtracting (i) the daily average amount of the balances under the Revolving Facility outstanding during the preceding month, from (ii) the Facility Cap.

“US Labs Award” shall mean any award in connection with the litigation between Borrower and Accupath Diagnostic Laboratories, Inc. described on Schedule 7.6.

II.	ADVANCES, PAYMENT AND INTEREST

2.1   The Revolving Facility

(a) Subject to the provisions of this Agreement, Lender shall make Advances to Borrower under the Revolving Facility from time to time during the Term, unless this Agreement is terminated earlier, provided that, notwithstanding any other provision of this Agreement to the contrary, the aggregate amount of all Advances at any one time outstanding under the Revolving Facility shall not exceed the lesser of (a) the Facility Cap, and (b) the Availability. The Revolving Facility is a revolving credit facility, which may be drawn, repaid and redrawn, from time to time as permitted under this Agreement. Any determination as to whether there is Availability for Advances shall be made by Lender in its Permitted Discretion and is final and binding upon Borrower. Unless otherwise permitted by Lender, each Advance shall be in an amount of at least $1,000. Subject to the provisions of this Agreement, Borrower may request Advances under the Revolving Facility up to and including the value, in Dollars, of the Availability. Advances under the Revolving Facility shall automatically be made for the payment of interest on the Loans and other Obligations on the date when due to the extent available and as provided for herein.

(b) Lender in its Permitted Discretion may further adjust the Availability and the advance rate by applying Liquidity Factors. The Liquidity Factors and the advance rate for Availability may be adjusted by Lender throughout the Term as warranted by Lender’s underwriting practices and procedures in its credit judgment. Also, Lender shall have the right to establish from time to time, in its Permitted Discretion, reserves against the Borrowing Base, which reserves shall have the effect of reducing the amounts otherwise eligible to be advanced to Borrower under the Revolving Facility pursuant to this Agreement. Borrower hereby acknowledges and agrees that as of the Closing Date, Lender shall establish a $250,000 reserve against the Borrowing Base, of Annex I, which reserve shall be eliminated upon the satisfaction by Borrower of the conditions set forth in Section 3 of Annex I for the elimination of the testing of the Minimum Liquidity Covenant set forth in Section 3 of Annex I.

2.2   The Revolving Loans; Maturity

All of the Revolving Loan Obligations shall be due and payable in full in cash, if not earlier in accordance with this Agreement, on the last day of the Term.

2.3   Revolving Facility Disbursements; Requirement to Deliver Borrowing Certificate

So long as no Default or Event of Default shall have occurred and be continuing, Borrower may give Lender irrevocable written notice requesting an Advance under the Revolving Facility by delivering to Lender not later than 12:00 p.m. (Eastern Time) at least one but not more than four Business Days before the proposed Borrowing Date of such requested Advance, a completed Borrowing Certificate and relevant supporting documentation satisfactory to Lender. Each time a request for an Advance is made, and, in any event and regardless of whether an Advance is being requested, on Tuesday of each week during the Term (and more frequently if Lender shall so request) until the Obligations are Paid in Full and fully performed and this Agreement is terminated, Borrower shall deliver to Lender a Borrowing Certificate accompanied by a separate detailed aging and categorizing of Borrower’s accounts receivable and such other supporting documentation as Lender shall reasonably request from time to time. On each Borrowing Date, Borrower irrevocably authorizes Lender to disburse the proceeds of the requested Advance to the appropriate Borrower’s account(s) as set forth on Schedule 2.3, in all cases for credit to the appropriate Borrower (or to such other account as to which the appropriate Borrower shall instruct Lender in writing) via Federal funds wire transfer no later than 4:00 p.m. (Eastern Time).

2.4   Promise to Pay; Manner of Payment

The Borrower absolutely and unconditionally promises to pay principal, interest and all other Obligations payable hereunder, or under any other Loan Document, without any defense, right of rescission and without any deduction whatsoever, including any deduction for any setoff, counterclaim or recoupment, and notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. All payments made by the Borrower (other than payments automatically paid through Advances under the Revolving Facility as provided herein), shall be made only by wire transfer on the date when due in Dollars, in immediately available funds to such account as may be indicated in writing by Lender to the Borrower from time to time. Any such payments received after 4:00 p.m. (Eastern Time) on the date when due shall be deemed received on the following Business Day. Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and fees, as the case may be.

2.5   Repayment of Excess Advances

Any balance of Advances under the Revolving Facility outstanding at any time in excess of either the Facility Cap or the Availability shall be immediately due and payable by Borrower without the necessity of any demand, at the Payment Office.

2.6   Payments by Lender

If the Borrower fails to make any payment required under any Loan Document as and when due and within any applicable grace period, Lender may make such payment, which payment shall be an Advance as of the date such payment is due notwithstanding the Availability, and the Borrower irrevocably authorizes disbursement of any such funds to Lender by way of direct payment of the relevant amount. No payment or prepayment of any amount by Lender or any other Person shall entitle any Person to be subrogated to the rights of Lender under any Loan Document unless and until all of the Obligations have been fully performed Paid in Full and this Agreement has been terminated. Any sums expended by Lender in its Permitted Discretion as a result of Borrower’s or Guarantor’s failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrower’s account as an Advance under the Revolving Facility.

2.7   Evidence of Loans

(a) Lender shall maintain, in accordance with its usual practice, electronic or written records evidencing the Indebtedness and Obligations to Lender resulting from each Loan made by Lender from time to time, including without limitation, the amounts of principal and interest payable and paid to Lender from time to time under this Agreement.

(b) The entries made in the electronic or written records maintained pursuant to subsection (a) of this Section 2.7 (the “Register”) shall be prima facie evidence of the existence and amounts of the Obligations and Indebtedness therein recorded; provided, however, that the failure of Lender to maintain such records or any error therein shall not in any manner affect obligations of the Borrower to repay the Loans or Obligations in accordance with their terms.

(c) Lender will account to Borrower monthly with a statement of Advances under the Revolving Facility, and any charges and payments made pursuant to this Agreement, and in the absence of manifest error, such accounting rendered by Lender shall be deemed final, binding and conclusive unless Lender is notified by Borrower in writing to the contrary within fifteen calendar days of Receipt of such accounting, which notice shall be deemed an objection only to items specifically objected to therein.

(d) Borrower agrees that:

(i) upon written notice by Lender to Borrower that a Note or other evidence of Indebtedness is requested by Lender to evidence the Loans and other Obligations owing or payable to, or to be made by, Lender, Borrower shall promptly (and in any event within three (3) Business Days of any such request) execute and deliver to Lender an appropriate Note or Notes in form and substance reasonably acceptable to Lender and Borrower;

(ii) all references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued (and not returned to the Borrower for cancellation) hereunder, as the same may be amended, modified, divided, supplemented or restated from time to time; and

(iii) upon Lender’s written request, and in any event within three (3) Business Days of any such request, Borrower shall execute and deliver to Lender new Notes and divide the Notes in exchange for then existing Notes in such smaller amounts or denominations as Lender shall specify in its sole and absolute discretion; provided, that, the aggregate principal amount of such new Notes shall not exceed the aggregate principal amount of the Notes outstanding at the time such request is made; and provided, further, that such Notes that are to be replaced shall then be deemed no longer outstanding hereunder and replaced by such new Notes and returned to Borrower within a reasonable period of time after Lender’s receipt of the replacement Notes.

III.	INTEREST AND FEES

3.1   Interest on the Revolving Facility

Commencing January 1, 2008, and continuing until the later of the expiration of the Term and the Payment in Full and full performance of all of the Obligations and termination of this Agreement, interest on outstanding Advances under the Revolving Facility shall be payable monthly in arrears on the first day of each calendar month at an annual rate of LIBOR plus 3.25% in accordance with the procedures provided for in Section 2.4 and Section 5.1; provided, however, that, notwithstanding any provision of any Loan Document, for the purpose of calculating interest at any time hereunder, the LIBOR shall be not less than 3.14%, in each case calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period.

3.2   Commitment Fee

On or before the Closing Date, Borrower shall pay to Lender $30,000 as a nonrefundable commitment fee which shall be fully earned on the date paid. Lender hereby acknowledges receipt of $15,000 of such commitment fee on November 19, 2007.

3.3   Unused Line Fee

Borrower shall pay Lender the Unused Line Fee monthly in arrears on the first day of each calendar month (starting with the calendar month immediately following the calendar month in which the Closing Date occurs).

3.4   Collateral Management Fee

Borrower shall pay Lender as additional interest the Collateral Management Fee. The Collateral Management Fee shall be payable monthly in arrears on the first day of each calendar month (starting with the calendar month immediately following the calendar month in which the Closing Date occurs).

3.5   Computation of Fees; Lawful Limits

All fees hereunder shall be computed on the basis of a year of three hundred and sixty days and for the actual number of days elapsed in each calculation period, as applicable. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Lender for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Lender shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Credit Parties hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 3.6 shall control to the extent any other provision of any Loan Document is inconsistent herewith. All fees hereunder shall be non-refundable and deemed fully earned when due and payable.

3.6   Default Rate of Interest

Upon the occurrence and during the continuation of an Event of Default, Lender may increase the Applicable Rate of interest in effect at such time with respect to the Obligations, without notice, to the Default Rate which Default Rate shall continue post-judgment and subsequent to the date that the provisions of any applicable Debtor Relief Law are exercised by or against a Borrower unless the statutory post-judgment rate of interest is higher in which case such statutory rate shall apply.

IV.	GRANT OF SECURITY INTERESTS

4.1   Security Interest; Collateral

(a) To secure the payment and performance in full of the Obligations, Borrower (or if referring to another Person, such Person) hereby grants to Lender a continuing security interest in and Lien upon, and pledges and assigns to Lender, all of its right, title and interest in and to the Collateral, wherever located, whether now owned or hereafter acquired or arising;

(b) Borrower hereby ratifies its authorization for Lender to have filed in any UCC jurisdiction any initial financing statements or amendments thereto indicating that those assets described in the definition of “Collateral” hereunder are pledged to the Lender.

(c) If Borrower shall at any time hold or acquire a Commercial Tort Claim that arises out of Borrower’s Accounts or account receivable or would otherwise become part of the collateral under the definition of Collateral, Borrower shall immediately notify Lender in a writing signed by Borrower of the particulars thereof and grant to Lender in such a writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

4.2   Power of Attorney

(a) Borrower hereby irrevocably constitutes and appoints Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of such Borrower or in Lender’s own name, for the purpose of carrying out the terms of this Agreement and the grant of the security interests hereunder and under the other Loan Documents, and without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of such Borrower (without requiring Lender to act as such, and without notice to or assent by such Borrower) to do the following: (i) upon the occurrence and during the continuance of an Event of Default, to receive, open and dispose of all mail addressed to any such Person and to endorse the name of any such Person upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to such Person and constitute collections on its or their Accounts; (ii) execute in the name of such Person any financing statements, schedules, assignments, instruments, documents, and statements that it is or they or are obligated to give Lender under any of the Loan Documents; and (iii) do such other and further acts and deeds in the name of such Person that Lender may deem necessary or desirable to enforce any Account or other Collateral or to perfect Lender’s security interest or Lien in any Collateral. In addition, if any such Person breaches its obligation hereunder to direct payments of Accounts or the proceeds of any other Collateral to the appropriate Lockbox Account, Lender, as the irrevocably made, constituted and appointed true and lawful attorney for such Person pursuant to this paragraph, may, by the signature or other act of any of Lender’s officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of Accounts or any other Collateral to the appropriate Lockbox Account.

(b) To the extent permitted by law, each Credit Party hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and is irrevocable.

(c) The powers conferred on Lender pursuant to this Section 4.2 are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Credit Party for any act or failure to act, except for Lender’s own gross negligence or willful misconduct.

4.3   Further Assurances

Borrower agrees, upon request of Lender, to take any and all other actions as Lender may determine to be necessary or appropriate for the attachment, perfection maintaining of the first priority security interest of, and for the ability of Lender to enforce, Lender’s security interest in any and all of the Collateral, including, without limitation, (i) executing, obtaining, delivering, filing, registering and recording any and all financing statements, continuation statements, stock powers, instruments and other documents, or causing the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise or reasonably requested by Lender to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Lender and Lender’s perfected first priority Lien on the Collateral (and Borrower irrevocably grants Lender the right, at Lender's option, to file any or all of the foregoing), (ii) immediately upon learning thereof, report to Lender any reclamation, return or repossession of goods in excess of $25,000.00 that are part of the Collateral (individually or in the aggregate), (iii) defend the Collateral and Lender’s perfected first priority Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Lender, and pay all reasonable costs and expenses (including, without limitation, allocable costs of staff counsel, and diligence fees and reasonable attorneys’ fees and expenses, provided, that, the payment of staff counsel and reasonable attorneys’ fees shall be subject to the provisions of Section 15.7(b)) in connection with such defense, which may at Lender’s discretion be added to the Obligations, (iv) comply with any provision of any statute, regulation or treaty of any Governmental Authority as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Lender to enforce, Lender’s security interest in such Collateral and (v) obtain governmental and other third party waivers, consents and approvals in form and substance satisfactory to Lender, including any consent of any licensor, lessor or other Person obligated on Collateral and any party or parties whose consent is required for the security interest of Lender to attach under Section 4.1.

V.	ADMINISTRATION AND MAINTENANCE OF COLLATERAL

5.1   Revolving Facility Collections; Repayment; Borrowing Availability and Lockbox

Borrower shall maintain one or more Lockbox Accounts with the Lockbox Banks, and shall execute with each of the Lockbox Banks a Lockbox Agreement, and such other agreements related thereto as Lender may require. Borrower shall ensure that all collections of their respective Accounts and all other cash payments received by Borrower are paid and delivered directly from Account Debtors and other Persons into the appropriate Lockbox Account. The Lockbox Agreements shall provide that the Lockbox Banks immediately will transfer all funds paid into the Lockbox Accounts into the Concentration Account. Notwithstanding and without limiting any other provision of any Loan Document, Lender shall apply, on a daily basis, all funds transferred into the Concentration Account pursuant to the Lockbox Agreement and this Section 5.1 in such order and manner as determined by Lender. To the extent that any Accounts are collected by Borrower or any other cash payments received by Borrower are not sent directly to the appropriate Lockbox Account but are received by Borrower or any of their Affiliates, such collections and proceeds shall be held in trust for the benefit of Lender and immediately remitted (and in any event within three (3) Business Days from receipt thereof), in the form received, to the appropriate Lockbox Account for immediate transfer to the Concentration Account. Borrower acknowledges and agrees that compliance with the terms of this Section 5.1 is an essential term of this Agreement. All funds transferred to the Concentration Account for application to the Obligations under the Revolving Facility shall be applied to reduce the Obligations under the Revolving Facility, but, for purposes of calculating interest hereunder, shall be subject to a three Business Day clearance period. If as the result of collections of Accounts and any other cash payments received by Borrower pursuant to this Section 5.1 a credit balance exists with respect to the Concentration Account, such credit balance shall not accrue interest in favor of a Borrower. If at any time there is a credit balance in excess of $100,000, in the Concentration Account, Lender agrees to automatically wire transfer (without Borrower’s written request) all of such credit balance to the Borrower’s operating account specified on Schedule 2.3 within one Business Day of such credit balance reaching $100,000, provided, however, Lender shall not be required to make such “no-notice” transfer more frequently than once per week. Notwithstanding the foregoing, upon the written request of Borrower, Lender shall wire transfer any credit balance in the Concentration Account to Borrower’s operating account specified in Schedule 2.3., provided, that if Lender receives the written request of Borrower no later than 12:00 p.m. (Eastern Time), then Lender shall make such transfer the following Business Day and if Lender receives the written request of Borrower after 12:00 p.m. (Eastern time), then Lender shall make such transfer within two (2) Business Days from the date of receipt of such written notice. If applicable, at any time prior to the execution of all or any of the Lockbox Agreements and operation of all or any of the Lockbox Accounts, Borrower and their Affiliates shall direct all collections or proceeds it receives on Accounts or from other Collateral to the Concentration Account.

5.2   Accounts

In determining which Accounts are Eligible Accounts, Lender may rely on all statements and representations made by Borrower with respect to any Account. Unless otherwise indicated in writing to Lender, each Account of Borrower (i) is genuine and in all respects what it purports to be and is not evidenced by a judgment, (ii) arises out of a completed, bona fide sale and delivery of goods or rendering of Services by a Borrower in the ordinary course of business and in accordance with the terms and conditions of all purchase orders, contracts, certifications, participations, certificates of need and other documents relating thereto or forming a part of the contract between a Borrower and the Account Debtor, (iii) is for a liquidated amount (less any contractual allowances) maturing as stated in a claim or invoice covering such sale of goods or rendering of Services, a copy of which has been furnished or is available to Lender, (iv) together with Lender’s security interest therein, is not and will not be in the future (by willful act or omission by Borrower), subject to any offset, lien, deduction, defense, dispute, counterclaim or other adverse condition, is absolutely owing to Borrower and is not contingent in any respect or for any reason (except Accounts owed or owing by Medicaid/Medicare Account Debtors that may be subject to offset or deduction under applicable law), and (v) has been billed and forwarded to the Account Debtor for payment in accordance with applicable laws and is in compliance and conformance with any requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Account, and, if due from a Medicaid/Medicare Account Debtor, is properly payable directly to a Borrower.

5.3   Healthcare

(a) Borrower has obtained from (i) the Medicare program, approval to receive the provider numbers which will permit Borrower to bill the Medicare program with respect to covered services rendered to patients insured under the Medicare program, (ii) the applicable Medicaid programs, approval to receive the provider numbers/in-patient service contracts which will permit Borrower to bill the Medicaid program with respect to covered services rendered to patients insured under the Medicaid programs, and (iii) the CHAMPUS/TRICARE program, approval to receive the provider numbers which will permit Borrower to bill the CHAMPUS/TRICARE program with respect to covered services rendered to patients insured under the CHAMPUS/TRICARE program. Borrower is in compliance with the conditions of participation in the Medicare, Medicaid and CHAMPUS/TRICARE programs.

(b) There is no pending nor to the knowledge of Borrower, threatened, proceeding or investigation of Borrower relative to EMTALA nor are there any investigations or proceedings pending, or to the knowledge of Borrower, threatened by any Governmental Authority with respect to the Medicare, Medicaid or CHAMPUS/TRICARE programs with respect to the operations of Borrower, except as set forth on Schedule 5.3A hereto. Without limiting or being limited by any other provision of any Loan Document, Borrower has timely filed or caused to be filed all cost and other reports of every kind required by law, agreement or otherwise. Subject to the last sentence of Section 7.18, there are no claims, actions or appeals pending (and Borrower has not filed any claims or reports which could reasonably result in any such claims, actions or appeals) before any commission, board or agency or other Governmental Authority, including, without limitation, any intermediary or carrier, the Provider Reimbursement Review Board or the Administrator of the Centers of Medicare and Medicaid Services, with respect to any state or federal Medicare or Medicaid or CHAMPUS/TRICARE cost reports or claims filed by Borrower, or any disallowance by any commission, board or agency or other Governmental Authority in connection with any audit of such cost reports or claims. No validation review or program integrity review related to Borrower or the consummation of the transactions contemplated herein or to the Collateral have been conducted by any commission, board or agency or other Governmental Authority in connection with the Medicare or Medicaid programs, and to the knowledge of Borrower, no such reviews are scheduled, pending or threatened against or affecting any of the providers, any of the Collateral or the consummation of the transactions contemplated hereby. Neither Credit Parties nor any of their respective officers, directors, or managing employees, employees or agents are, or while this Agreement shall remain in effect shall be, excluded from participation in, or sanctioned or convicted of a crime under or with respect to the Medicare, Medicaid or CHAMPUS/TRICARE programs, nor to the best of Credit Parties’ knowledge, is any such exclusion threatened. Borrower has not received any notice from any of the Medicare, Medicaid or CHAMPUS/TRICARE programs, or any other third party payor programs, of any pending or threatened investigations, reviews or surveys of Borrower, its directors, officers or managing employees, and Borrower has no actual knowledge that any such investigation, reviews or surveys are pending or threatened.

(c) As of the Closing Date, Borrower has third party contracts with each of the third-party payors listed on Schedule 5.3B (unless noted otherwise), which constitutes (as indicated) each of the payors representing at least five percent (5%) of Borrower’s historic third-party payor cash receipts for the twelve month period ended December 31, 2007.

5.4   Medicare and Medicaid Account Debtors and Third-Party Payor Information

Borrower (a) shall maintain applicable Medicare and Medicaid provider numbers, (b) shall maintain applicable CHAMPUS/TRICARE provider numbers, if applicable, and (d) to the extent Borrower shall enter into any other arrangements with non-governmental third-party payors, Borrower shall use commercially reasonable efforts to enter into agreements with such third-party payors in form and substance satisfactory to Lender.

5.5   Collateral Administration

(a) All Collateral (except proceeds of Accounts which shall be deposited with the Lockbox Banks) and records supporting the Collateral will at all times be kept by Borrower at the locations set forth on Schedule 7.18B hereto and shall not, without thirty calendar days prior written notice to Lender, be moved therefrom, and in any case shall not be moved outside the continental United States.

(b) Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit such records to Lender on such periodic bases as Lender may request. In addition, if Accounts of Borrower in an aggregate face amount in excess of $25,000.00 become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Eligible Accounts, Borrower shall notify Lender of such occurrence within two Business Days following the discovery of such occurrence or upon any submission to Lender of a Borrowing Certificate and the Borrowing Base shall thereupon be adjusted to reflect such occurrence.

(c) Whether or not an Event of Default has occurred, any of Lender’s officers, employees, representatives or agents shall have the right, at any time during normal business hours upon reasonable notice, in the name of Lender, any designee of Lender or Borrower, to verify the validity, amount or any other matter relating to any Collateral. Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing, Lender agrees to give Borrower at least seven (7) business days’ written notice of such visit to Borrower’s offices. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude such verification process.

(d) Borrower shall endeavor in the first instance to make collection of its Accounts for Lender. Lender shall have the right at all times after the occurrence and during the continuance of an Event of Default to notify (i) Account Debtors owing Accounts to Borrower other than Medicaid/Medicare Account Debtors that their Accounts have been assigned to Lender and to collect such Accounts directly in its own name and to charge collection costs and expenses, including reasonable attorney’s fees, to Borrower, and (ii) Medicaid/Medicare Account Debtors that Borrower has waived any and all defenses and counterclaims they may have or could interpose in any such action or procedure brought by Lender to obtain a court order recognizing the collateral assignment or security interest and Lien of Lender in and to any Account or other Collateral and that Lender is seeking or may seek to obtain a court order recognizing the collateral assignment or security interest and Lien of Lender in and to all Accounts and other Collateral payable by Medicaid/Medicare Account Debtors.

(e) As and when determined by Lender in its Permitted Discretion, Lender will perform the searches described in clauses (i), (ii) and (iii) below against Borrower and Guarantor (the results of which are to be consistent with Borrower’s representations and warranties under this Agreement), all at Borrower’s expense: (i) UCC searches with the Secretary of State of the jurisdiction of organization of Borrower and Guarantor and, if deemed necessary by Lender, the Secretary of State and local filing offices of each jurisdiction where Borrower or Guarantor maintain their respective executive offices, a place of business or assets; (ii) Lien searches with the United States Patent and Trademark Office and the United States Copyright Office; and (iii) judgment, federal, state and local tax lien searches, in each jurisdiction searched under clause (i) above.

   (f) Borrower (i) shall provide prompt written notice to its current bank to transfer all items, collections and remittances to the Concentration Account, (ii) shall direct each Account Debtor to make payments to the appropriate Lockbox Account, and Borrower hereby authorizes Lender, upon any failure to send such notices and directions within ten calendar days after the Closing Date (or ten calendar days after the Person becomes an Account Debtor), to send any and all similar notices and directions to such Account Debtors, and (iii) shall do anything further that may be lawfully required by Lender to create and perfect Lender’s Lien on any Collateral and effectuate the intentions of the Loan Documents. At Lender’s request, Borrower shall immediately deliver to Lender all Collateral for which Lender must receive possession to obtain a perfected security interest.

VI.	CONDITIONS PRECEDENT

6.1   Conditions to Initial Advance and Closing

The obligations of Lender to consummate the transactions contemplated herein and to make the Initial Advance are subject to the satisfaction, in the sole judgment of Lender, of the following:

(a) Lender shall have received information and responses to its due diligence requests, and completed examinations related to the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of each Credit Party and any other information reasonably requested by Lender, and all such information and responses as well as the results of such examinations and each Credit Party shall demonstrate to Lender’s satisfaction that (i) its operations comply, in all respects deemed material by Lender, in its sole judgment, with all applicable federal, state, foreign and local laws, statutes and regulations, (ii) its operations are not the subject of any governmental investigation, evaluation or any remedial action which could result in any expenditure or liability deemed material by Lender, in its sole judgment, and (iii) it has no liability (whether contingent or otherwise) that is deemed material by Lender, in its sole judgment;

(b) (i) Borrower shall have delivered to Lender (A) the Loan Documents to which Borrower is a party, each duly executed by an authorized officer of such Borrower and the other parties thereto, (B) a Borrowing Certificate for the Initial Advance under the Revolving Facility executed by an authorized officer of Borrower and (C) (1) audited annual consolidated and consolidating financial statements of Borrower for Borrower’s most recently ended fiscal year, including notes thereto, consisting of a balance sheet at the end of such completed fiscal year and the related statements of income, retained earnings, cash flows and owner's equity for such completed fiscal year, which financial statements shall be prepared and certified without qualification by an independent certified public accounting firm reasonably satisfactory to Lender/in accordance with GAAP consistently applied with prior periods (except for changes in accounting methodology specified in such financial statements); and (2) unaudited consolidated and consolidating financial statements of Borrower consisting of a balance sheet and statements of income, retained earnings, cash flows and owner's equity for the period from the beginning of the current fiscal year through the end of the most recently ended calendar month, which financial statements shall be prepared in accordance with GAAP consistently applied with prior periods (except for changes in accounting methodology which have been enacted since such prior periods), (ii) Borrower shall have established and maintained the Lockbox Accounts and have entered into Lockbox Agreements, all as contemplated in Section 5.1; and (iii) Guarantor shall have delivered to Lender the Loan Documents to which such Guarantor is a party, each duly executed and delivered by such Guarantor or an authorized officer of such Guarantor, as applicable, and the other parties thereto;

(c) all in form and substance satisfactory to Lender in its Permitted Discretion, Lender shall have received (i) a report of Uniform Commercial Code financing statement, tax and judgment lien searches performed with respect to Borrower and Guarantor in each jurisdiction determined by Lender in its sole discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens), (ii) each document (including, without limitation, any Uniform Commercial Code financing statement) required by any Loan Document or under law or requested by Lender to be filed, registered or recorded to create in favor of Lender, a perfected first priority security interest upon the Collateral, and (iii) evidence of each such filing, registration or recordation and of the payment by Borrower of any necessary fee, tax or expense relating thereto;

(d) Lender shall have received (i) the Organizational and Good Standing Documents of each Credit Party, all in form and substance acceptable to Lender, (ii) a certificate of the corporate secretary or assistant secretary of each Credit Party dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents, in form and substance acceptable to Lender, and (iii) the written legal opinion of counsel for Credit Parties, in form and substance satisfactory to Lender;

(e) Lender shall have received (i) a Solvency Certificate executed by the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of Borrower and Guarantor, in form and substance satisfactory to Lender and (ii) an officer’s certificate in the form attached hereto as Exhibit D, executed by the chief executive officer or President of Borrower;

(f) Lender shall have completed examinations, the results of which shall be satisfactory in form and substance to Lender, of the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of Borrower and Guarantor, and each such Person shall have demonstrated to Lender’s satisfaction that (i) its operations comply, in all respects deemed material by Lender, in its sole judgment, with all applicable federal, state, foreign and local laws, statutes and regulations, (ii) its operations are not the subject of any governmental investigation, evaluation or any remedial action which could result in any expenditure or liability deemed material by Lender, in its sole judgment, and (iii) it has no liability (whether contingent or otherwise) that is deemed material by Lender, in its sole judgment;

(g) Lender shall have received all fees, charges and expenses payable to Lender on or prior to the Closing Date pursuant to the Loan Documents;

(h) all in form and substance satisfactory to Lender in its Permitted Discretion, Lender shall have received such consents, approvals and agreements, including, without limitation, any applicable Landlord Waivers and Consents with respect to any and all leases set forth on Schedule 7.4A, from such third parties as Lender shall determine are necessary or desirable with respect to (i) the Loan Documents and the transactions contemplated thereby, and (ii) claims against Borrower or Guarantor or the Collateral;

(i) Borrower shall be in compliance with Section 8.5, and Lender shall have received copies of all insurance policies or binders, original certificates of all insurance policies of Borrower confirming that they are in effect and that the premiums due and owing with respect thereto have been paid in full and endorsements of such policies issued by the applicable Insurers and naming Lender as loss payee or additional insured on those policies specified in Section 8.5;

(j) all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structures of Borrower) shall be satisfactory to Lender;

(k) Lender shall have received, in form and substance satisfactory to Lender, release and termination of any and all Liens, security interest and Uniform Commercial Code financing statements in, on, against or with respect to any of the Collateral (other than Permitted Liens);

(l)  Borrower shall have executed and delivered to Lender an IRS Form 8821;

(m) Lender shall be satisfied that there are no material defaults in any of Borrower’s obligations under any contract required for the operation of its business;

(n)  Lender shall have received the Pledge Agreement, in form and substance satisfactory to Lender, as duly authorized, executed and delivered by the parties thereto; and

(o) Lender shall have received such other documents, certificates, information or legal opinions as Lender may reasonably request, all in form and substance reasonably satisfactory to Lender.

6.2   Conditions to Each Advance

The obligations of Lender to make any Advance, including, without limitation, the Initial Advance, (or otherwise extend credit hereunder) are subject to the satisfaction, in the sole judgment of Lender, of the following additional conditions precedent:

(a) Borrower shall have delivered to Lender a Borrowing Certificate for the Advance executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Borrowing Date of such Advance that the conditions contained in this Section 6.2 have been satisfied; provided however, that any determination as to whether to fund Advances or extensions of credit shall be made by Lender in its Permitted Discretion;

(b) each of the representation and warranties made by Credit Parties in or pursuant to this Agreement, or under the other Loan Documents or which are contained in any certificate, document or financial or other statement furnished in connection herewith, shall be true and correct, before and after giving effect to such Advance;

(c) no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the Advance on such date;

(d) immediately after giving effect to the requested Advance, the aggregate outstanding principal amount of Advances shall not exceed the lesser of the Availability and the Facility Cap;

(e) at the time of making such requested Advance, no Material Adverse Change has occurred or is continuing; and

(f) Lender shall have received all fees, charges and expenses payable to Lender on or prior to such date pursuant to the Loan Documents.

VII.	REPRESENTATIONS AND WARRANTIES

Credit Parties, jointly and severally, represent and warrant as of the date hereof, the Closing Date, each Borrowing Date:

7.1   Organization and Authority

Each Credit Party is a corporation duly organized, validly existing and in good standing under the laws of its state of formation. Each Credit Party (i) has all requisite corporate or entity power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, (ii) is duly qualified to conduct business in every jurisdiction in which failure so to qualify would reasonably be likely to result in a Material Adverse Change, and (iii) has all requisite power and authority (A) to execute, deliver and perform the Loan Documents to which it is a party, (B) to borrow hereunder, (C) to consummate the transactions contemplated under the Loan Documents, and (D) to grant the Liens with regard to the Collateral pursuant to the Loan Documents to which it is a party.

7.2   Loan Documents

The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, (i) have been duly authorized by all requisite action of each such Person and have been duly executed and delivered by or on behalf of each such Person; (ii) do not violate any provisions of (A) applicable law, statute, rule, regulation, ordinance or tariff, (B) any order of any Governmental Authority binding on any such Person or any of their respective properties, or (C) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of any such Person, or any agreement between any such Person and its respective stockholders, members, partners or equity owners or among any such stockholders, members, partners or equity owners; (iii) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which any such Person is a party, or by which the properties or assets of such Person are bound; (iv) except as set forth therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of any such Person, and (v) except as set forth on Schedule 7.2, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person. When executed and delivered, each of the Loan Documents to which any Credit Party is a party will constitute the legal, valid and binding obligation of Credit Party, enforceable against such Credit Party in accordance with its terms.

7.3   Subsidiaries, Capitalization and Ownership Interests

Except as listed on Schedule 7.3, no Credit Party has any Subsidiaries. Schedule 7.3 states the authorized and issued capitalization of each Credit Party, the number and class of equity securities and/or ownership, voting or partnership interests issued and outstanding of each Credit Party and the record and beneficial owners thereof (including options, warrants and other rights to acquire any of the foregoing). The ownership or partnership interests of each Credit Party that is a limited partnership or a limited liability company are not certificated, the documents relating to such interests do not expressly state that the interests are governed by Article 8 of the Uniform Commercial Code, and the interests are not held in a securities account. Schedule 7.3 sets forth a complete and accurate list of the directors, members, managers and/or partners of each Credit Party. Except as listed on Schedule 7.3, no Credit Party owns an interest in, participates in or engages in any joint venture, partnership or similar arrangements with any Person.

7.4   Properties

Each Credit Party (i) is the sole owner and has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets, including the Collateral, whether personal or real, subject to no transfer restrictions or Liens of any kind except for Permitted Liens, and (ii) is in compliance in all material respects with each lease to which it is a party or otherwise bound. Schedule 7.4A lists all real properties (and their locations) owned or leased by or to, and all other material assets or property that are leased or licensed by, any Credit Party and all warehouses, fulfillment houses or other locations at which any of any Credit Party’s Inventory is located. Each Credit Party enjoys peaceful and undisturbed possession under all such leases and such leases are all the leases necessary for the operation of such properties and assets, are valid and subsisting and are in full force and effect. Schedule 7.4B lists all Deposit Accounts and investment accounts (and their locations) owned by any Credit Party, and all such Deposit Accounts and investment accounts are subject to no Liens of any kind except as expressly set forth on Schedule 7.4B, all of which Liens constitute Permitted Liens.

7.5   Other Agreements

No Credit Party is (i) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would affect its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations, (ii) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period would reasonably be likely to result in a Material Adverse Change, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be likely to result in a Material Adverse Change; (iii) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, Management or Service Fee with respect to, the ownership, operation, leasing or performance of any of its business or any facility, nor is there any manager with respect to any such facility; or (iv) a party to any contract with any Affiliate other than as set forth on Schedule 7.5.

7.6   Litigation

There is no action, suit, proceeding or investigation pending or, to the knowledge of any Credit Party, threatened against any Credit Party (i) that challenges the validity of any of the Loan Documents, or to enjoin the right of any Credit Party to enter into any Loan Document or to consummate the transactions contemplated thereby, (ii) that would reasonably be likely to be or have, either individually or in the aggregate, any Material Adverse Change, or (iii) that would reasonably be likely to result in any Change of Control. Except as set forth on Schedule 7.6, no Credit Party is a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority. Except as set forth on Schedule 7.6, there is no action, suit, proceeding or investigation initiated by any Credit Party currently pending.

7.7   Environmental Matters

Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change:

(a) Each Credit Party and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their environmental Permits; and (iv) reasonably believe that: each of their environmental Permits will be timely renewed and complied with, without material expense; any additional environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b) To the knowledge of each Credit Party and its Subsidiaries, no Materials of Environmental Concern (i) are present at, on, under, in, or about any real property now owned, leased or operated by such Credit Party or any of its Subsidiaries, or (ii) were present at any formerly owned, leased or operated property during the period of such ownership, lease or operation by such Credit Party or its Subsidiaries or (iii) are present at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which, in the case of any of clauses (i), (ii) or (iii), would reasonably be expected to (A) give rise to liability of such Credit Party or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to such Credit Party or any of its Subsidiaries, (B) interfere with the continued operations of such Credit Party or any of its Subsidiaries, or (C) impair the fair saleable value of any real property owned or leased by such Credit Party or any of its Subsidiaries.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any Credit Party or any of such Credit Party’s Subsidiaries is, or to the knowledge of such Credit Party or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of such Credit Party or any of its Subsidiaries, threatened.

(d) No Credit Party, nor any of Credit Parties’ Subsidiaries, has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e) No Credit Party, nor any of Credit Parties’ Subsidiaries, has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) No Credit Party, nor any of Credit Parties’ Subsidiaries, has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

7.8   Potential Tax Liability; Tax Returns; Governmental Reports

(a) Except as disclosed in Schedule 7.8, no Credit Party (i) has received any oral or written communication from any taxing authority with respect to any investigation or assessment relating to such Credit Party directly, or relating to any consolidated tax return which was filed on behalf of such Credit Party, (ii) is aware of any year which remains open pending tax examination or audit by any taxing authority, and (iii) is aware of any information that could give rise to any tax liability or assessment.

(b) Each Credit Party (i) has filed all federal, state, foreign (if applicable) and local tax returns and other reports which are required by law to be filed by such Credit Party, and (ii) has paid all taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, except only for items that such Credit Party is currently contesting in good faith with adequate reserves under GAAP, which contested items are described on Schedule 7.8.

7.9   Financial Statements and Reports

All financial statements and financial information relating to Credit Parties that have been or may hereafter be delivered to Lender by Credit Parties are accurate and complete (as of the date they were prepared) and all financial statements have been prepared in accordance with GAAP consistently applied with prior periods except for any normal quarter and year-end adjustments which may be applied in future periods and for any changes in accounting methodology that may have been applied since any prior period. Credit Parties have no material obligations or liabilities of any kind not disclosed in such financial information or statements, and since the date of the most recent financial statements submitted to Lender, there has not occurred any Material Adverse Change or Liability Event or, to Credit Parties’ knowledge, any other event or condition that could reasonably be expected to have a Material Adverse Change or Liability Event.

7.10   Compliance with Law

(a) Each Credit Party has been and is currently in compliance, and is presently taking and will continue to take all actions necessary to assure that it shall, on or before each applicable compliance date and continuously thereafter, comply with HIPAA. Borrower has not received any notice from any Governmental Authority that such Governmental Authority has imposed or intends to impose any enforcement actions, fines or penalties for any failure or alleged failure to comply with HIPAA or its implementing regulations. Each Credit Party (i) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to such Credit Party and such Credit Party’s business, assets or operations, including, without limitation, ERISA and Healthcare Laws, and (ii) is not in violation of any order of any Governmental Authority or other board or tribunal, except where noncompliance or violation could not reasonably be expected to result in a Material Adverse Change. There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where noncompliance or violation could not reasonably be expected to result in a Material Adverse Change. No Credit Party has received any notice that such Credit Party is not in compliance in any respect with any of the requirements of any of the foregoing. No Credit Party has (a) engaged in any Prohibited Transactions as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, (b) failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no funding requirements have been postponed or delayed, (c) any knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans, (d) any fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (e) withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the MultiEmployer Pension Plan Amendments of 1980. With respect to each Credit Party, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the required thirty (30) day notice period has not been waived. Each Credit Party has maintained in all material respects all records required to be maintained by the Joint Commission on Accreditation of Healthcare Organizations, the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the federal and state Medicare and Medicaid programs as required by the Healthcare Laws and, to the best knowledge of each Credit Party, there are no presently existing circumstances which likely would result in material violations of the Healthcare Laws.

(b) No Credit Party (i)  is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section  1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of such Section 2, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

(c) Each Credit Party is in compliance, in all material respects, with the Patriot Act.

7.11   Intellectual Property

Schedule 7.11 lists, as of the Closing Date, all (a) registered Intellectual Property (including applications for registration) owned by Borrower and (b) licenses of rights in Intellectual Property (other than non-customized mass market licenses of rights in Intellectual Property) pursuant to which Borrower licenses rights in Intellectual Property either from or to another Person, whether on an exclusive or non-exclusive basis.

7.12   Licenses and Permits; Labor

Each Credit Party is in compliance with and has all Permits and Intellectual Property necessary or required by applicable law or Governmental Authority for the operation of its businesses as currently conducted. All of the foregoing is in full force and effect and not in known conflict with the rights of others. No Credit Party is (i) in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to result in a Material Adverse Change, (ii) a party to or subject to any agreement, instrument or restriction that is so unusual or burdensome that it might have a Material Adverse Change, and/or (iii) and has not been, involved in any labor dispute, strike, walkout or union organization which could reasonably be expected to result in a Material Adverse Change. Borrower has obtained, and currently has, all Permits necessary in the generation of each Account.

7.13   No Default

There does not exist any Default or Event of Default.

7.14   Disclosure

No Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of any Credit Party in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made any by Credit Party in any Loan Document, contains any untrue statement of material fact or omits to state any fact necessary to make the statements therein not materially misleading as of the date such statements were delivered. There is no fact known to any Credit Party which has not been disclosed to Lender in writing which could reasonably be expected to result in a Material Adverse Change.

7.15   Existing Indebtedness; Investments, Guarantees and Certain Contracts

Except as contemplated by the Loan Documents or as otherwise set forth on Schedule 7.15A, no Credit Party (i) has any outstanding Indebtedness other than Permitted Indebtedness, (ii) is not subject or party to any mortgage, note, indenture, indemnity or guarantee of, with respect to or evidencing any Indebtedness of any other Person, or (iii) owns or holds any equity or long-term debt investments in, and has any outstanding advances to or any outstanding guarantees for the obligations of, or any outstanding borrowings from, any Person. Each Credit Party has performed all material obligations required to be performed by such Credit Party pursuant to or in connection with any items listed on Schedule 7.15A and there has occurred no breach, default or event of default under any document evidencing any such items or any fact, circumstance, condition or event which, with the giving of notice or passage of time or both, would constitute or result in a breach, default or event of default thereunder. Schedule 7.15B sets forth all Indebtedness with a maturity date during the Term, and identifies such maturity date. No Credit Party has any existing accrued and unpaid Indebtedness owing to any Governmental Authority or any other governmental payor.

7.16   Other Agreements

Except as set forth on Schedule 7.16, (i) there are no existing or proposed agreements, arrangements, understandings or transactions between any Credit Party and any of such Credit Party’s officers, members, managers, directors, stockholders, partners, other interest holders, employees or Affiliates or any members of their respective immediate families, (ii) none of the foregoing Persons are directly or indirectly, indebted to or have any direct or indirect ownership, partnership or voting interest in, to such Credit Party’s knowledge, any Affiliate of such Credit Party or any Person that competes with such Credit Party (except that any such Persons may own stock in, but not exceeding two percent (2%) of the outstanding capital stock of, any publicly traded company that may compete with such Credit Party (iii) no director or officer of any Credit Party has received any compensation of any kind in consideration or otherwise of such Credit Party entering into this Agreement, and (iv) neither Lender nor any of its Affiliates has paid or offered to pay any compensation to any director or officer of any Credit Party in consideration of such Credit Party’s entering into the Loan Documents.

7.17   Insurance

Credit Parties have in full force and effect such insurance policies as are customary in its industry and as may be required pursuant to Section 8.5 hereof. All such insurance policies are listed and described on Schedule 7.17.

7.18   Names; Location of Offices, Records and Collateral

During the preceding five years, Borrower has not conducted business under, filed any tax return under, or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 7.18A. Borrower is the sole owner of all of its names listed on Schedule 7.18A, and any and all business done and invoices issued in such names are Borrower’s sales, business and invoices. Each trade name of Borrower represents a division or trading style of Borrower. Borrower maintains its places of business and chief executive offices only at the locations set forth on Schedule 7.18B, and all Accounts of Borrower arise, originate and are located, and all of the Collateral and all books and records in connection therewith or in any way relating thereto or evidence the Collateral are located and shall be only, in and at such locations. All of the Collateral is located only in the continental United States. There are no facts, events or occurrences which in any way impair the validity or enforceability thereof or tend to reduce the amount payable thereunder from the face amount of the claim or invoice and statements delivered to Lender with respect thereto. To the best of Credit Parties’ knowledge, (A) the Account Debtor thereunder had the capacity to contract at the time any contract or other document giving rise thereto was executed, (B) such Account Debtor is solvent, and, (C) subject to the final sentence of this Section 7.18, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which might result in any Material Adverse Change in such Account Debtor’s financial condition or the collectability thereof. Borrower has obtained and currently has all Permits necessary in the generation of each Account of Borrower and Borrower has disclosed to Lender on each Borrowing Certificate (a “Denial Disclosure”) the amount of all Accounts of Borrower for which Medicare is the Account Debtor and for which payment has been denied and subsequently appealed pursuant to the procedure described in the definition of Eligible Accounts hereof, and Borrower is pursuing all available appeals in respect of such Accounts, provided, that, Borrower shall not be required to make a Denial Disclosure for up to $50,000 in the aggregate that remain uncorrected at any time for claims denied due to coding and clerical errors for the period covered by such Borrowing Certificate.

7.19   Lien Perfection and Priority

Upon the execution and delivery of this Agreement, and upon the proper filing of the necessary financing statements without any further action, Lender will have a good, valid and perfected first priority Lien and security interest in the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person except for Permitted Liens. No financing statement relating to any of the Collateral is on file in any public office except those (i) on behalf of Lender, and (ii) in connection with Permitted Liens.

7.20   Investment Company Act

No Credit Party is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.21   Regulations T, U and X

No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loans will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

7.22   Survival

Each Credit Party makes the representations and warranties contained herein with the knowledge and intention that Lender is relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement and the making of the Advances under the Revolving Facility.

VIII.	AFFIRMATIVE COVENANTS

Each Credit Party, jointly and severally, covenants and agrees that, until all of the Obligations have been fully performed and Paid in Full, and this Agreement has terminated:

8.1   Financial Statements, Borrowing Certificate, Financial Reports and Other Information

(a) Financial Reports. Credit Parties shall furnish to Lender (i) as soon as available and in any event when submitted to the Securities and Exchange Commission but no later than one hundred and five (105) calendar days after the end of each fiscal year of Credit Parties, audited annual consolidated and consolidating financial statements of Credit Parties, including the notes thereto, consisting of a consolidated and consolidating balance sheet at the end of such completed fiscal year and the related consolidated and consolidating statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year, which financial statements shall be prepared by an independent certified public accounting firm satisfactory to Lender and accompanied by related management letters, if available; provided that beginning with the financial statements for the fiscal year ending December 31, 2008, no going concern opinion shall be issued in connection with such financial statements, (ii) as soon as available and in any event within thirty calendar days after the end of each calendar month (fifty calendar days after the end of any month which coincides with the end of a fiscal quarter and sixty days after the end of any month which coincides with the end of a fiscal year), unaudited financial statements of Credit Parties consisting of a balance sheet and statements of income and cash flows as of the end of the immediately preceding calendar month. Monthly financial statements provided to the Lender which have been internally prepared by Borrower for any month which corresponds with the end of a fiscal quarter or fiscal year will be subject to further adjustments by the Credit Parties’ outside auditors before being finalized. All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods except for any normal quarter and year-end adjustments which may be applied in future periods and for any changes in accounting methodology that may have been applied since any prior period. With each such financial statement, Credit Parties shall also deliver a certificate of its chief financial officer or principal accounting officer in substantially the form of Exhibit B hereto (a “Compliance Certificate”) stating that (A) such person has reviewed the relevant terms of the Loan Documents and the condition of Credit Parties, (B) no Default or Event of Default has occurred or is continuing, or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto, and (C) Credit Parties are in compliance with all financial covenants attached as Annex I hereto. Such certificate shall be accompanied by the calculations necessary to show compliance with the financial covenants in a form satisfactory to Lender and (iii) simultaneously with the delivery of monthly financial statements for any given month, an accounts payable aging schedule showing a reconciliation to the amounts reported in the monthly financial statements.

(b) Other Materials. Credit Parties shall furnish to Lender as soon as available, and in any event within ten calendar days after the preparation or issuance thereof or at such other time as set forth below: (i) copies of such financial statements (other than those required to be delivered pursuant to Section 8.1(a)) prepared by, for or on behalf of Credit Parties and any other notes, reports and other materials related thereto, including, without limitation, any pro forma financial statements, (ii) any reports, returns, information, notices and other materials that any Credit Party shall send to its stockholders, members, partners or other equity owners at any time unless such materials are publicly available at www.sec.gov, (iii) all Medicare and Medicaid cost reports and other documents and materials filed by Borrower and any other reports, materials or other information regarding or otherwise relating to Medicaid or Medicare prepared by, for or on behalf of Borrower other than internal working analyses, (iv) simultaneously with the provision of any monthly financial statements provided pursuant to Section 8(a) above to the extent such information has not been already reflected in a Borrowing Certificate submitted to Lender: (A) a report of the status of all payments, denials and appeals of all Medicare and Medicaid Accounts (unless such denials were due to clerical errors in an amount which does not require a Denial Disclosure, and (B) a sales and collection report and accounts receivable aging schedule, including a report of sales, credits issued and collections received, all such reports showing a reconciliation to the amounts reported in the monthly financial statements, (v) promptly upon receipt thereof, copies of any reports submitted to a Borrower by its independent accountants in connection with any interim audit of the books of such Person or any of its Affiliates and copies of each management control letter provided by such independent accountants, (vi) within thirty (30) calendar days after the execution thereof, a copy of any contracts with the federal government or with a Governmental Authority in the State of New York, Vermont or Washington and (vii) such additional information, documents, statements, reports and other materials as Lender may reasonably request from a credit or security perspective or otherwise from time to time.

(c) Notices. Credit Parties shall promptly, and in any event within four calendar days after Borrower or any authorized officer of Borrower obtains knowledge thereof, notify Lender in writing of (i) any pending or threatened litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative proceeding brought or initiated by Borrower or otherwise affecting or involving or relating to Borrower or any of its property or assets to the extent (A) the amount in controversy exceeds $50,000.00, or (B) to the extent any of the foregoing seeks injunctive relief, (ii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that would reasonably be expected to result in a Material Adverse Change, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (iv) any notice received by a Borrower from any payor of a claim, suit or other action such payor has, claims or has filed against such Borrower, (v) any matter(s) affecting the value, enforceability or collectability of any of the Collateral, including, without limitation, claims or disputes in the amount of $50,000.00 or more, singly or in the aggregate, in existence at any one time, (vi) any notice given by Borrower to any other lender of such Borrower and shall furnish to Lender a copy of such notice, (vii) receipt of any notice or request from any Governmental Authority or governmental payor regarding any liability or claim of liability in excess of $50,000.00 singly or in the aggregate, (viii) receipt of any notice by Borrower regarding termination of any manager of any facility owned, operated or leased by such Borrower, (ix) if any Account becomes evidenced or secured by an Instrument or Chattel Paper and (x) any pending, threatened or actual investigation or survey of Borrower, its directors, officers or managing employees by any of the Medicare, Medicaid or CHAMPUS/TRICARE programs, or any other third party payor programs, (xi) Borrower becoming a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (xii) Borrower becoming subject to reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (xiii) Borrower becoming the subject of any government payor program investigation conducted by any federal or state enforcement agency, (xiv) Borrower becoming a defendant in any qui tam/False Claims Act litigation, (xv) Borrower being served with or received any search warrant, subpoena, civil investigative demand or contact letter by or from any federal or state enforcement agency relating to an investigation or (xvi) Borrower becoming subject to any written complaint filed with or submitted to any Governmental Authority having jurisdiction over such Borrower or filed with or submitted to such Borrower pursuant to such Borrower’s policies relating to the filing or submissions of such types of complaints, from employees, independent contractors, vendors, physicians, or any other person that would indicate that such Borrower has violated any law, regulation or law.

(d) Consents. Credit Parties shall use their best efforts to obtain and deliver from time to time all required consents, approvals and agreements from such third parties as Lender shall determine are necessary or desirable in its Permitted Discretion, each of which must be satisfactory to Lender in its Permitted Discretion and acceptable to such third party, with respect to (i) the Loan Documents and the transactions contemplated thereby, (ii) claims against a Borrower or the Collateral, and/or (iii) any agreements, consents, documents or instruments to which Borrower is a party or by which any properties or assets of Borrower or any of the Collateral is or are bound or subject, including, without limitation, Landlord Waivers and Consents with respect to leases.

(e) Operating Budget. Credit Parties shall furnish to Lender on or prior to the Closing Date and for each fiscal year of Credit Parties prior to the commencement of such fiscal year, a draft of consolidated and consolidating month by month projected operating budgets, annual projections, profit and loss statements, balance sheets and cash flow reports of and for Credit Parties for such upcoming fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), in each case prepared in accordance with GAAP consistently applied with prior periods, provided, that, (A) such Budget as submitted to the Board of Directors of Borrower for approval shall be provided to Lender by Borrower not less than sixty (60) days after commencement of such fiscal year and (B) a final version of the budget as approved by the Board of Directors of Borrower for each fiscal year shall be provided to Lender by Borrower not less than ten (10) calendar days after the approval of such budget or any revision thereof by the Board of Directors.

(f) Ancillary Materials to be Furnished Upon Request. Upon written request by Lender, Credit Parties shall use its best efforts to furnish to Lender within ten (10) calendar days after the request therefore the following kinds of information: (1) any other reports, materials or other information regarding or otherwise relating to Medicaid or Medicare prepared by, for, or on behalf of, Borrower or any of its Subsidiaries, including, without limitation, (A) copies of licenses and permits required by any applicable federal, state, foreign or local law, statute, ordinance or regulation or Governmental Authority for the operation of its business (B) Medicare and Medicaid provider numbers and agreements, (C) state surveys pertaining to any healthcare facility operated or owned or leased by Borrower or any of its Affiliates or Subsidiaries, (D) participating agreements relating to medical plans (ii) copies of material licenses and permits required by applicable federal, state, foreign or local law, statute, ordinance or regulation or Governmental Authority for the Operation of Borrower’s business.

8.2   [Reserved]

8.3   Conduct of Business and Maintenance of Existence and Assets

Borrower shall (i) conduct its business in accordance with good business practices customary to the industry, (ii) engage principally in the same or similar lines of business substantially as heretofore conducted, (iii) collect its Accounts in the ordinary course of business, (iv) maintain all of its material properties, assets and equipment used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents and otherwise as determined by such Borrower using commercially reasonable business judgment), (v) from time to time to make all necessary or desirable repairs, renewals and replacements thereof, as determined by such Borrower using commercially reasonable business judgment, (vi) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and good standing in each jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification could reasonably be expected to result in a Material Adverse Change; and (vii) remain in good standing and maintain operations in all jurisdictions in which currently located.

8.4   Compliance with Legal and Other Obligations

Each Credit Party shall (i) comply with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, including applicable requirements which where promulgated pursuant to HIPAA (ii) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith and against which adequate reserves have been established, (iii) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, except where the failure to comply, pay or perform could not reasonably be expected to result in a Material Adverse Change, (iv) maintain and comply with all Permits necessary to conduct its business and comply with any new or additional requirements that may be imposed on it or its business, and (v) properly file all Medicaid, Medicare and CHAMPUS/TRICARE cost reports. Without limiting the foregoing, Borrower is, and while this Agreement shall remain in effect shall remain, qualified for participation in the Medicare, Medicaid and CHAMPUS/TRICARE programs; Borrower has, and while this Agreement shall remain in effect shall maintain, a current and valid provider contract with such programs; Borrower is, and while this Agreement shall remain in effect shall remain, in compliance with the conditions of participation in such programs; and Borrower has, and while this Agreement shall remain in effect shall maintain, all approvals or qualification necessary for capital reimbursement for any facility operated by Borrower. While this Agreement shall remain in effect, all billing practices of Borrower with respect to any facility operated by Borrower and all third party payors, including the Medicare, Medicaid and CHAMPUS/TRICARE programs and private insurance companies, shall remain in compliance with all applicable laws, regulations and policies of such third party payors and the Medicare, Medicaid and CHAMPUS/TRICARE programs.

8.5   Insurance

Borrower shall keep (i) all of its insurable properties and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or owning similar assets or properties and at least the minimum amount required by applicable law, including, without limitation, medical malpractice and professional liability insurance, as applicable; (ii) maintain general public liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of Credit Parties; and (iii) maintain insurance under all applicable workers’ compensation laws; all of the foregoing insurance policies to (A) be satisfactory in form and substance to Lender, (B) expressly provide that they cannot be amended to reduce coverage or canceled without thirty (30) calendar days prior written notice to Lender and that they inure to the benefit of Lender notwithstanding any action or omission or negligence of or by such Credit Party or any insured thereunder. With respect to property insurance covering business interruption, accounts receivable and the books and records in connection therewith, Lender shall be named as loss payee and additional insured and with respect to general liability insurance Lender shall be named as additional insured.

8.6   Books and Records

Each Credit Party shall (i) keep complete and accurate books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its and their dealings and transactions in all material respects; and (ii) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business, and include such reserves in its quarterly as well as year end financial statements.

8.7   Inspections; Periodic Audits and Reappraisals

Each Credit Party shall permit the representatives of Lender, at the expense of Credit Parties, from time to time during normal business hours, but no more frequently than three times per year so long as no Default or Event of Default occurs and is continuing upon reasonable notice, to (i) visit and inspect any of its offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine or audit all of its books of account, records, reports and other papers, (ii) make copies and extracts therefrom, and (iii) discuss its business, operations, prospects, properties, assets, liabilities, condition and/or Accounts with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing) upon seven (7) Business Days prior written notice; provided, however, that (A) Borrower shall not be obligated to reimburse Lender for more than three (3) visits, inspections, examinations and audits under the foregoing clause (i) conducted during any fiscal year while no Default or Event of Default exists at a cost of $850 per auditor per day plus all out-of-pocket expenses of Lender (it being agreed and understood that the Borrower shall be Obligated to reimburse Lender for all such visits, inspections, examinations and audits conducted while any Default or Event of Default exists); and (B) no notice shall be required to do any of the foregoing if any Event of Default has occurred and is continuing.

8.8   Further Assurances; Post-Closing

At Credit Parties’ cost and expense, each Credit Party shall (i) within five Business Days after Lender’s request, take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, assignments, instructions or documents as Lender may deem necessary in its Permitted Discretion with respect to furtherance of the purposes, terms and conditions of the Loan Documents and the consummation of the transactions contemplated thereby, whether before, at or after the performance or consummation of the transactions contemplated hereby or the occurrence of a Default or Event of Default, (ii) without limiting and notwithstanding any other provision of any Loan Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations, as are set forth on Schedule 8.8, and (iii) upon the exercise by Lender or any of its Affiliates of any power, right, privilege or remedy pursuant to any Loan Document or under applicable law or at equity which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents requested by Lender in its Permitted Discretion that may be so required for such consent, approval, registration, qualification or authorization. Without limiting the foregoing, upon the exercise by Lender or any of its Affiliates of any right or remedy under any Loan Document which requires any consent, approval or registration with, consent, qualification or authorization by, any Person, Credit Parties shall execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that Lender or its Affiliate may be required to obtain for such consent, approval, registration, qualification or authorization.

8.9   Use of Proceeds

Borrower shall use the proceeds from the Revolving Facility only for the purposes set forth in the first “WHEREAS” clause of this Agreement.

8.10   [Reserved]

8.11   [Reserved]

8.12   Taxes and Other Charges

(a) All payments and reimbursements to Lender made under any Loan Document shall be free and clear of and without deduction for all taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever, excluding taxes to the extent imposed on Lender’s net income. If any Credit Party shall be required by law to deduct any such amounts from or in respect of any sum payable under any Loan Document to Lender, then the sum payable to Lender shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made. Notwithstanding any other provision of any Loan Document, if at any time after the Closing (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by Lender with any new request or new directive (whether or not having the force of law) from any Governmental Authority after the date of Closing: (A) subjects Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever directly arising from any Loan Document or from payments directly received by the Lender from any Credit Party pursuant to the Loan Documents (except for net income taxes, franchise taxes imposed in lieu of net income taxes, and any other taxes on the general affairs of the Lender which may be imposed generally by federal, state or local taxing authorities with respect to interest or commitment fees or other fees payable hereunder or changes in the rate of tax on the overall net income of Lender), or (B) imposes on Lender any other condition or increased cost directly in connection with the transactions contemplated thereby or participations therein (specifically excluding any general costs imposed on Lender by any government entity that are not directly related to the obligations hereunder); and the result of any of the foregoing is to directly increase the cost to Lender of making or continuing any Loan hereunder or to reduce any amount receivable hereunder, then, in any such case, Credit Parties shall promptly, and in any event within ten (10) Business days of Credit Party’s receipt of notice from Lender, pay to Lender any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 8.12 it shall promptly notify Credit Parties of the event by reason of which Lender has become so entitled and contain a calculation of such additional amounts that are proposed to be due and payable and shall answer any questions and provide any explanation reasonably requested by Borrower in good faith to understand the nature and purported reason for such additional amounts.

(b) Credit Parties shall promptly, and in any event within five Business Days after any Credit Party or any authorized officer of any Credit Party obtains knowledge thereof, notify Lender in writing of any oral or written communication from any taxing authority or otherwise with respect to any (i) tax investigations, relating to such Credit Party directly, or relating to any consolidated tax return which was filed on behalf of such Credit Party, (ii) notices of tax assessment or possible tax assessment, (iii) years that are designated open pending tax examination or audit, and (iv) information that could give rise to any tax liability or assessment.

8.13   Payroll Taxes

Without limiting or being limited by any other provision of any Loan Document, each Credit Party at all times shall retain and use a Person acceptable to Lender to process, manage and pay its payroll taxes and shall cause to be delivered to Lender within ten calendar days after the end of each calendar month a report of its payroll taxes for the immediately preceding calendar month and evidence of payment thereof. Notwithstanding the foregoing, being copied on Borrower’s payroll reports within the period specified in the preceding sentence shall satisfy this requirement; provided that such payroll report sets forth the status of payroll taxes.

8.14   New Subsidiaries

If at any time after the Closing Date Borrower shall form or acquire any new Subsidiary, Borrower shall promptly, and in any event not later than fifteen calendar days after the creation or acquisition of such Subsidiary or such longer period as Lender may determine in writing, execute, and cause such new Subsidiary to execute, and deliver to Lender such joinder agreements and amendments to this Agreement and the other Loan Documents, including executing and delivering allonges to any Notes to the extent issued hereunder in form and substance satisfactory to Lender and providing such other documentation as Lender may reasonably request, including, without limitation, UCC searches, as applicable, and filings, legal opinions and corporate authorization documentation, and to take such other actions in each case as Lender deems necessary or advisable to (a) join and make such new Subsidiary a co-Borrower hereunder and thereunder, subject to all the rights and benefits and obligations and burdens of a Borrower hereunder, (b) grant to Lender a perfected first priority security interest in the Collateral of such new Subsidiary subject to no Liens other than the Permitted Liens.

8.15   [Reserved]

IX.	NEGATIVE COVENANTS

Each Credit Party, jointly and severally, covenants and agrees that, until the indefeasible payment in full in cash, and the full performance of all, of the Obligations and termination of this Agreement:

9.1   Financial Covenants

Borrower shall not violate the financial covenants set forth on Annex I to this Agreement, which is incorporated herein and made a part hereof.

9.2   Permitted Indebtedness

Borrower shall not create, incur, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness. Borrower shall not make prepayments on any existing or future Indebtedness to any Person other than to Lender or to the extent specifically permitted by this Agreement or any subsequent agreement between Borrower and Lender.

9.3   Permitted Liens

Borrower shall not create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral or any of its other properties or assets of Borrower including but not limited to Deposit Accounts, cash or other money and Investment Property, whether now owned or hereafter acquired, except Permitted Liens.

9.4   Investments; New Facilities or Collateral; Subsidiaries

Except as set forth on Schedule 9.4, Borrower shall not, directly or indirectly, enter into any agreement to, (i) purchase, own, hold, invest in or otherwise acquire obligations or stock or securities of, or any other interest in, or all or substantially all of the assets of, any Person or any joint venture, or (ii) make or permit to exist any loans, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than those created by the Loan Documents and Permitted Indebtedness and other than (A) trade credit extended in the ordinary course of business, (B) advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees, (C) investments in Cash Equivalents and (D) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business). Borrower shall not, directly or indirectly, purchase, own, operate, hold, invest in or otherwise acquire any facility, property or assets or any Collateral that is not located at the locations set forth on Schedule 7.18B unless Borrower shall provide to Lender at least ten (10) Business Days prior written notice. Borrower shall not have any Subsidiaries other than those Subsidiaries, if any, existing at Closing and set forth on Schedule 7.3., unless Borrower and new Subsidiary fully complies with Section 8.14 hereof.

Notwithstanding the foregoing, Borrower shall be permitted to make Permitted Acquisitions with Lender’s prior written consent; provided, however, that the consent of Lender shall not be required if the cash consideration paid in respect of the Permitted Acquisition does not exceed $500,000 and Borrower fully complies with Section 8.14 hereof.

9.5   Dividends; Redemptions

Borrower shall not (i) declare, pay or make any Distribution, (ii) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any Capital Stock, (iii) otherwise make any payments or Distributions to any stockholder, member, partner or other equity owner in such Person’s capacity as such, or (iv) make any payment of any Management or Service Fee; provided however, that absent the occurrence and continuation of a Default or Event of Default, and if a Default or Event of Default would not arise therefrom, Borrower may: (x) make Permitted Distributions, (y) declare, pay or make Distributions payable in its stock, or split-ups or reclassifications of its stock; and (z) redeem its capital stock from terminated employees pursuant to, but only to the extent required under, the terms of the related employment agreements.

9.6   Transactions with Affiliates

Except as set forth on Schedule 9.6, Borrower shall not enter into or consummate any transaction of any kind with any of its Affiliates or Guarantor or any of their respective Affiliates other than: (i) salary, bonus, severance, employee stock option and other compensation, consulting and employment arrangements with directors or officers in the ordinary course of business, provided, that, no payment of any cash bonus or severance shall be permitted if a Default or Event of Default has occurred and remains in effect or would be caused by or result from such payment, and no payment of any severance shall be made, individually or in the aggregate, in excess of $250,000 in any twelve (12) month period, (ii) Distributions permitted pursuant to Section 9.5, and (iii) the making of payments permitted under and pursuant to a written agreement entered into by and between Borrower and one or more of its Affiliates that both (A) reflects and constitutes a transaction on overall terms at least as favorable to Borrower as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power; provided, that, notwithstanding the foregoing Borrower shall not (Y) enter into or consummate any transaction or agreement pursuant to which it becomes a party to any mortgage, note, indenture or guarantee evidencing any Indebtedness of any of its Affiliates or otherwise to become responsible or liable, as a guarantor, surety or otherwise, pursuant to agreement for any Indebtedness of any such Affiliate, or (Z) make any payments to any of its Affiliates in excess of $50,000 in the aggregate during any consecutive twelve calendar month period without the prior written consent of Lender (other than payments permitted pursuant to clause (i) or (ii) above).

9.7   Charter Documents; Fiscal Year; Dissolution; Use of Proceeds

No Credit Party shall (i) amend, modify, restate or change its certificate of incorporation or formation or bylaws or similar charter documents without the prior written consent of the Lender, which consent shall not be unreasonably withheld, (ii) change its fiscal year unless such Credit Party demonstrates to Lender’s satisfaction compliance with the covenants contained herein for both the fiscal year in effect prior to any change and the new fiscal year period by delivery to Lender of appropriate interim and annual pro forma, historical and current compliance certificates for such periods and such other information as Lender may reasonably request, (iii) amend, alter or suspend or terminate or make provisional in any material way, any material Permit without the prior written consent of Lender, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Lender acknowledges that the following will not be deemed to be a violation of this covenant: (A) any suspension of any license or Permit in any state caused by the departure of any scientific or medical personnel, and (B) any amendment of a license or permit in the ordinary course of business to enable Borrower to pursue additional opportunities; provided that neither (A) nor (B) shall result in the impairment of Borrower’s ability to collect any Account or account receivable, (iv) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, (v) use any proceeds of any Advance for “purchasing” or “carrying” “margin stock” as defined in Regulations U, T or X of the Board of Governors of the Federal Reserve System, or (vi) without providing at least thirty calendar days prior written notice to Lender, change its name or organizational identification number, if it has one.

9.8   Truth of Statements

No Credit Party shall (a) furnish to Lender any certificate or other document created or produced by Borrower that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished as of the date it was provided to Lender; and (b) furnish any document created or produced by a third party that Borrower knows (A) contains any untrue statement of a material fact or (B) omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

9.9   IRS Form 8821

No Credit Party shall alter, amend, restate, or otherwise modify, or withdraw, terminate or re-file the IRS Form 8821 required to be delivered pursuant to the Conditions Precedent in Section 6.1 hereof.

9.10    Transfer of Assets

Notwithstanding any other provision of this Agreement or any other Loan Document, Borrower shall not, nor shall it permit any of its Subsidiaries to, sell, lease, transfer, assign or otherwise dispose of any interest in any properties or assets (other than obsolete fixed assets or excess fixed assets no longer needed in the conduct of the business in the ordinary course of business and sales of Inventory in the ordinary course of business), or agree to do any of the foregoing at any future time, except that:

(a) Borrower may lease or sublease (as lessor or sub-lessor) real or personal property pursuant to a true lease not constituting Indebtedness and not entered into as part of a sale and leaseback transaction, in each case in the ordinary course of business and which could not reasonably be expected to result in a Material Adverse Effect.

(b) Borrower may arrange for warehousing, fulfillment or storage of Inventory at locations not owned or leased by Borrower, in each case in the ordinary course of business;

(c) Borrower may license or sublicense Intellectual Property to third parties in the ordinary course of business; provided, that, such licenses or sublicenses shall not interfere with the business or other operations of Borrower; and

(d) Borrower may consummate such other sales or dispositions of property or assets in excess of $50,000 (including any sale or transfer or disposition of all or any part of its assets and thereupon and within one year thereafter rent or lease the assets so sold or transferred) only to the extent prior written notice has been given to Lender and to the extent Lender has given its prior written consent thereto, subject in each case to such conditions as may be set forth in such consent.

9.11   OFAC

No Credit Party nor any Subsidiary of any Credit Party (i) will be or become a Person whose Property or interests in Property are blocked or subject to blocking pursuant to Section  1 of Executive Order 13224 of September 23, 2001 Blocking property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), (ii) will engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise be associated with any such Person in any manner violative of Section 2 of such executive order, or (iii) otherwise will become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

9.12   Payroll Accounts

Borrower shall not maintain a greater balance in any payroll account than is necessary to support Borrower’s current payroll and payroll for one additional payroll cycle (bi-monthly or weekly as applicable).

9.13   US Lab Litigation

Borrower shall not pay more than $100,000 in the aggregate with respect to any award or settlement in connection with the litigation with US Labs described in Schedule 7.6. Notwithstanding the foregoing, Borrower may pay amounts in excess of the $100,000 set forth in the preceding sentence (the “Excess Award”); provided, that, Borrower shall, simultaneously with the payment of such Excess Award, have received proceeds at least in the amount of such Excess Award from: (a) a capital contribution, (b) Parent Indebtedness or (c) Indebtedness permitted under clause (v) of the definition of Permitted Indebtedness.

X.	EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default:”

(a) any Credit Party shall fail to pay any amount on the Obligations when due (whether on any payment date, at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise);

(b) any representation, statement or warranty made or deemed made by any Credit Party in any Loan Document or in any other certificate, document or report delivered in conjunction with any Loan Document, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made;

(c) any Credit Party or other party thereto other than Lender shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, any Loan Document and such violation, breach, default or failure shall not be cured within the applicable period set forth in the applicable Loan Document; provided that, with respect to the affirmative covenants set forth in Article VIII (other than Sections 8.1(c), 8.3, 8.8, 8.9, for which there shall be no cure period and Section 8.5 for which there shall be a five (5) Business Day cure period), there shall be a thirty calendar day cure period commencing from the earlier of (i) Receipt by such Person of written notice of such breach, default, violation or failure, and (ii) the time at which such Person or any authorized officer thereof knew or became aware, or should have known or been aware, of such failure, violation, breach or default, but no Advances will be made during the cure period;

(d) (i) any of the Loan Documents ceases to be in full force and effect, or (ii) any Lien created thereunder ceases to constitute a valid perfected first priority Lien on the Collateral in accordance with the terms thereof, or Lender ceases to have a valid perfected first priority security interest in any of the Collateral pledged to Lender pursuant to the Loan Documents; provided, that, with respect to non-material breaches or violations that constitute Events of Default under clause (ii) of this Section 10(d), there shall be a five (5) Business Day cure period commencing from the earlier of (A) Receipt by the applicable Person of written notice of such breach or violation or of any event, fact or circumstance constituting or resulting in any of the foregoing, and (B) the time at which such Person or any authorized officer thereof knew or became aware, or should have known or been aware, of such breach or violation and resulting Event of Default or of any event, fact or circumstance constituting or resulting in any of the foregoing;

(e) one or more tax judgments, decrees, arbitrations or other binding award is rendered against any Credit Party in an amount in excess of $25,000 individually or $75,000 in the aggregate in any consecutive 12-month period, which is/are not satisfied, stayed, vacated or discharged of record within thirty calendar days of being rendered but no Advances will be made before the judgment is stayed, vacated or discharged unless otherwise agreed to in writing by Lender except for the US Lab Award;

(f) (i) any default occurs, which is not cured or waived, (x) in the payment when due of any amount with respect to any Indebtedness (other than the Obligations) of any Credit Party having an aggregate principal balance of at least $50,000, (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which any Credit Party is a party or to which any of their properties or assets are subject or bound under or pursuant to which any Indebtedness having an aggregate principal balance of at least $50,000 was issued, created, assumed, guaranteed or secured and such default continues for more than any applicable grace period or permits the holder of any Indebtedness to accelerate the maturity thereof, or (ii) any Indebtedness of any Credit Party is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or any obligation of such Person for the payment of Indebtedness (other than the Obligations) is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable;

(g) any Credit Party shall (i) be unable to pay its debts generally as they become due, (ii) make a general assignment for the benefit of its creditors, (iii) commence, or consent to, a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, or (iv) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law;

(h) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Credit Party or the whole or any substantial part of any such Person’s properties, which shall continue unstayed and in effect for a period of sixty calendar days, (B) shall approve a petition filed against any Credit Party seeking reorganization, liquidation or similar relief under the any Debtor Relief Law, which is not dismissed within sixty calendar days or, (C) under the provisions of any Debtor Relief Law, assume custody or control of any Credit Party or of the whole or any substantial part of any such Person’s properties, which is not irrevocably relinquished within sixty calendar days, or (ii) there is commenced against any Credit Party any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law and either (A) any such proceeding or petition is not unconditionally dismissed within sixty calendar days after the date of commencement, or (B) any Credit Party takes any action to indicate its approval of or consent to any such proceeding or petition, but no Advances will be made before any such order, judgment or decree described above is stayed, vacated or discharged, any such petition described above is dismissed, or any such custody or control described above is relinquished;

(i) (i) any Change of Control occurs or any binding agreement (that does not require Lender’s consent as a condition to closing) to cause or that may result in any such Change of Control is entered into, (ii) any Material Adverse Change occurs or is reasonably expected to occur, (iii) any Liability Event occurs or is reasonably expected to occur, or (iv) any Credit Party ceases any material portion of its business operations as currently conducted;

(j) Lender receives any indication or evidence that (i) any Credit Party may have directly or indirectly been engaged in any type of activity, which, in Lender’s Permitted Discretion, might result in forfeiture of any property with a value in excess of $25,000 to any Governmental Authority which shall have continued unremedied for a period of ten calendar days after written notice from Lender (but no Advances will be made before any such activity ceases) or (ii) any Credit Party or any of their respective directors or senior officers is criminally indicted or convicted under any law that could lead to a forfeiture of any Collateral;

(k) uninsured damage to, or loss, theft or destruction of, any portion of the Collateral occurs that exceeds $10,000 in the aggregate;

(l) the issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment against any Credit Party or any of their property or assets in excess of $50,000.

Upon the occurrence of an Event of Default, notwithstanding any other provision of any Loan Document, Lender may, without notice or demand, do any of the following: (i) terminate its obligations to make Advances hereunder and (ii) all or any of the Loans and/or Notes, all interest thereon and all other Obligations shall automatically, without any further action by Lender, be due and payable immediately (except in the case of an Event of Default under Section 10(d), (g), or (h), in which event all of the foregoing shall automatically and without further act by Lender be due and payable), and (ii) prohibit any action permitted to be taken under Article IX hereof, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Credit Parties.

XI.	RIGHTS AND REMEDIES AFTER DEFAULT

11.1   Rights and Remedies

(a) In addition to the acceleration provisions set forth in Article X above, upon the occurrence and continuation of an Event of Default, Lender shall have the right to exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including, without limitation, the right to (i) at Credit Parties’ expense, require that all or any part of the Collateral be assembled and made available to Lender at any place designated by Lender, (ii) reduce or otherwise change the Facility Cap, and/or (iii) relinquish or abandon any Collateral or any Lien thereon. Notwithstanding any provision of any Loan Document, Lender, in its sole discretion, shall have the right, at any time that Credit Parties fail to do so, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder; (ii) pay for the performance of any of Obligations; (iii) discharge taxes or Liens on any of the Collateral that are in violation of any Loan document unless Credit Parties are in good faith with due diligence by appropriate proceedings contesting those items; and (iv) pay for the maintenance and preservation of the Collateral. Such expenses and advances shall be added to the Obligations until reimbursed to Lender and shall be secured by the Collateral, and such payments by Lender shall not be construed as a waiver by Lender of any Event of Default or any other rights or remedies of Lender. Credit Parties hereby waive any and all rights that they may have to a judicial hearing in advance of the enforcement of any of Lender’s rights and remedies hereunder, including, without limitation, its right following the occurrence of an Event of Default to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto.

(b)  Credit Parties agrees that notice received by it at least fifteen calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Credit Parties. At any sale or disposition of Collateral, Lender may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by any Credit Party which right is hereby waived and released. Credit Parties covenant and agree not to, and not to permit or cause any of their Subsidiaries to, interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral. Lender, in dealing with or disposing of the Collateral or any part thereof, shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

11.2   Application of Proceeds

In addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder shall be applied in the following order of priority: (i) first, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Credit Parties’ business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Lender may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Lender may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, in-house documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys' fees and all expenses, liabilities and advances made or incurred in connection therewith); (ii) second, to the payment of all other Obligations in such order or preference as Lender may determine; and (iii) third, to the payment of any surplus then remaining to Credit Parties, unless otherwise provided by law or directed by a court of competent jurisdiction; provided, that, Credit Parties shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this section.

11.3   Rights of Lender to Appoint Receiver

Without limiting and in addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Lender shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Lender to enforce its rights and remedies in order to manage, protect, preserve, sell or dispose the Collateral and continue the operation of the business of Credit Parties and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated. To the extent not prohibited by applicable law, each Credit Party hereby irrevocably consents to and waives any right to object to or otherwise contest the appointment of a receiver as provided above. Each Credit Party (i) grants such waiver and consent knowingly after having discussed the implications thereof with counsel, (ii) acknowledges that (A) the uncontested right to have a receiver appointed for the foregoing purposes is considered essential by Lender in connection with the enforcement of its rights and remedies hereunder and under the other Loan Documents and (B) the availability of such appointment as a remedy under the foregoing circumstances was a material factor in inducing Lender to make the Loans to such Credit Party and (iii) to the extent not prohibited by applicable law, agrees to enter into any and all stipulations in any legal actions, or agreements or other instruments required or reasonably appropriate in connection with the foregoing, and to cooperate fully with Lender in connection with the assumption and exercise of control by any receiver over all or any portion of the Collateral.

11.4   Rights and Remedies not Exclusive

Lender shall have the right in its sole discretion to determine which rights, Liens and remedies Lender may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Lender’s rights, Liens or remedies under any Loan Document, applicable law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Lender described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Lender otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

11.5   Standards for Exercising Remedies

To the extent that applicable law imposes duties on Lender to exercise remedies in a commercially reasonably manner, Credit Parties hereby acknowledge and agree that it is not commercially unreasonable for Lender (a) to fail to incur expenses reasonably deemed significant by Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third-party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove Liens against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as Credit Parties, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to Lender a guaranteed return from the collection or disposition of Collateral or (l) to the extent deemed appropriate by Lender, to obtain the services of brokers, investment bankers, consultants or other professionals to assist Lender in the collection or disposition of any of the Collateral. Credit Parties further acknowledge that the purpose of this Section 11.5 is to provide non-exhaustive indications of what acts or omissions by Lender would not be commercially unreasonable in Lender’s exercise of remedies against the Collateral and that other acts or omissions by Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.5. Without limitation upon the foregoing, nothing contained in this Section 11.5 shall be construed to grant any rights to Credit Parties or to impose any duties upon Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 11.5.

XII.	WAIVERS AND JUDICIAL PROCEEDINGS

12.1   Waivers

Except as expressly provided for herein, Credit Parties hereby waive setoff, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document. Credit Parties hereby waive any and all defenses and counterclaims they may have or could interpose in any action or procedure brought by Lender to obtain an order of court recognizing the assignment of, or Lien of Lender in and to, any Collateral, whether or not payable by a Medicaid/Medicare Account Debtor. With respect to any action hereunder, Lender conclusively may rely upon, and shall incur no liability to Credit Parties in acting upon, any request or other communication that Lender reasonably believes to have been given or made by a person authorized on Credit Parties’ behalf, whether or not such person is listed on the incumbency certificate delivered pursuant to Section 6.1 hereof.  In each such case, Credit Parties hereby waive the right to dispute Lender's action based upon such request or other communication, absent manifest error. Without limiting the generality of the foregoing, Borrower expressly waives all rights, benefits and defenses, if any, applicable or available to Borrower under either California Code of Civil Procedure Sections 580a or 726, which provide, among other things, that the amount of any deficiency judgment which may be recovered following either a judicial or nonjudicial foreclosure sale is limited to the difference between the amount of any indebtedness owed and the greater of the fair value of the security or the amount for which the security was actually sold. Without limiting the generality of the foregoing, Borrower further expressly waives all rights, benefits and defenses, if any, applicable or available to Borrower under either California Code of Civil Procedure Sections 580b, providing, generally, that no deficiency may be recovered on a real property purchase money obligation, or 580d, providing, generally, that no deficiency may be recovered on a note secured by a deed of trust on real property if the real property is sold under a power of sale contained in the deed of trust.

12.2   Delay; No Waiver of Defaults

No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Lender’s part in enforcing any such provision shall affect the liability of any Credit Party or operate as a waiver of such provision or affect the liability of any Credit Party or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances, Lender does not waive any breach of any representation or warranty under any Loan Document, and all of Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.

12.3   Jury Waiver

EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

12.4   Cooperation in Discovery and Litigation

In any litigation, arbitration or other dispute resolution proceeding relating to any Loan Document, Borrower waives any and all defenses, objections and counterclaims it may have or could interpose with respect to (i) any of its directors, officers, employees or agents being deemed to be employees or managing agents of Borrower for purposes of all applicable law or court rules regarding the production of witnesses by notice for testimony (whether in a deposition, at trial or otherwise), (ii) Lender’s counsel examining any such individuals as if under cross-examination and using any discovery deposition of any of them as if it were an evidence deposition, and (iii) using commercially reasonable efforts to produce in any such dispute resolution proceeding, all Persons, documents (whether in tangible, electronic or other form) and other things under its control that properly relate to any matters in dispute. Notwithstanding the foregoing, Credit Parties (A) do not waive any rights of any directors, officers, employees or agents that such Persons may have individually, (B) do not agree that any alternative dispute resolution procedures other than a court trial will be automatically applicable to the situation at hand in the event of a dispute and will only agree to such alternative dispute resolution procedures at such time after the facts and circumstances are known, and (C) with respect to item (iii) do not agree to engage in any electronic discovery procedures unless agreed to at such time in the future and at the expense of someone other than the Borrower.

XIII.	EFFECTIVE DATE AND TERMINATION

13.1   Termination and Effective Date Thereof

(a) Subject to Lender’s right to cease making Advances pursuant to Section 2.1 or upon or after any Event of Default, this Agreement shall continue in full force and effect until the Obligations are Paid in Full, unless terminated sooner as provided in this Section 13.1(a). Borrower may terminate this Agreement at any time upon not less than thirty calendar days’ prior written notice to Lender and upon full performance and indefeasible Payment in Full of all Obligations after Receipt by Lender of such written notice. All of the Obligations shall be immediately due and payable upon any termination by Borrower pursuant to this Section 13.1(a) on the Termination Date which shall be the first Business Day after the thirty (30) day notice period has elapsed, on which the Obligations have fully performed and indefeasibly Paid in Full. Upon such full performance and Payment in full of the Obligations Lender shall not unreasonably delay the filing of a release of its liens. Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Lender’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations have been fully performed and Paid in Full. The Liens granted to Lender under the Loan Documents and the financing statements filed pursuant thereto and the rights and powers of Lender shall continue in full force and effect notwithstanding the fact that Borrower’s borrowings hereunder may from time to time be in a zero or credit position until all of the Obligations have been fully performed and indefeasibly Paid in Full.

(b) Upon the occurrence of a Revolver Termination, Credit Parties shall immediately pay Lender (in addition to the then outstanding principal, accrued interest and other Obligations relating to the Revolving Facility pursuant to the terms of this Agreement and any other Loan Document), as yield maintenance for the loss of bargain and not as a penalty, an amount equal to the applicable Minimum Termination Fee.

13.2   Survival

All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Credit Parties in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making of the Advances and any termination of this Agreement until all Obligations are fully performed and indefeasibly paid in full in cash. The obligations and provisions of Sections 3.6, 12.1, 12.3, 12.4, 13.1, 13.2, 15.4, 15.7 and 15.10 shall survive termination of the Loan Documents and any payment, in full or in part, of the Obligations.

XIV.	GUARANTY

14.1   Guaranty

Guarantor hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of each Credit Party, including, without limitation, Credit Parties, now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any proceeding of Borrower or any other Credit Party under any Debtor Relief Laws), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by Borrower, the “Guaranteed Obligations”), and agrees to pay any and all costs, fees and expenses (including reasonable counsel fees and expenses) incurred by Lender in enforcing any rights under the guaranty set forth in this Article XIV. Without limiting the generality of the foregoing, Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by Borrower or any other Credit Party to Lender under any Loan Document, but for the fact that they are unenforceable or not allowable due to the existence of any proceeding under any Debtor Relief Laws involving Borrower or any other Credit Party.

14.2   Guaranty Absolute

Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law regulation or order now or hereafter in effect in any jurisdiction affecting any such terms or the rights of Lender with respect thereto. The obligations of Guarantor under this Article XIV are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against any other guarantor to enforce such obligations, irrespective of whether any action is brought against any Credit Party or whether any Credit Party is joined in any such action or actions. The liability of Guarantor under this Article XIV shall be irrevocable, absolute and unconditional irrespective of, and, in consideration of the direct and indirect benefits from the financing arrangements contemplated herein enjoyed by such Guarantor. Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following: (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto; (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Credit Party or otherwise; (c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations; (d) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Credit Party; (e) promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XIV and any requirement that Lender exhaust any right or take any action against any other Credit Party or any other Person or any Collateral; or (f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by Lender that might otherwise constitute a defense available to, or a discharge of, any Credit Party or any other guarantor or surety, other than the defense of payment.

This Article XIV is a continuing guaranty and shall (a) remain in full force and effect until the indefeasible cash payment in full of the Guaranteed Obligations and all other amounts payable under this Article XIV and irrevocable termination of the Loan Agreement in accordance with its terms, (b) be binding upon Guarantor, its successors and assigns and (c) inure to the benefit of, and be enforceable by, Lender and its successors, assigns, pledgees, transferees. This Article XIV shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned to Lender or any other Person upon the insolvency, bankruptcy or reorganization of Borrower or any other Credit Party or otherwise, all as though such payment had not been made. Guarantor hereby waives any right to revoke this Article XIV, and acknowledges that this Article XIV is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

14.3   Subrogation

Guarantor will not exercise any rights that it may now or hereafter acquire against any other Credit Party or any other guarantor or that arise from the existence, payment, performance or enforcement of its respective obligations under this Article XIV, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Lender against any other Credit Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law including, without limitation, the right to take or receive from any other Credit Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Article XIV shall have been indefeasibly paid in full in cash and all commitments to lend hereunder shall have terminated. Guarantor agrees that any payment of any Indebtedness of Borrower now or hereafter held by such Guarantor is hereby subordinated in right of payment to the irrevocable and indefeasible payment in full in cash of the Guaranteed Obligations unless otherwise agreed to in writing by Lender or provided for in this agreement. If any amount shall be paid to a Guarantor in violation of the immediately preceding sentences, such amount shall be held in trust for the benefit of Lender and shall forthwith be paid to Lender to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XIV, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XIV thereafter arising. If (i) a Guarantor shall make payment to Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article XIV shall be indefeasibly paid in full in cash and (iii) Lender’s commitment to lend hereunder shall have been terminated, Lender will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor

XV.	MISCELLANEOUS

15.1   Governing Law; Jurisdiction; Service of Process; Venue

The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to its choice of law provisions. Any judicial proceeding against Credit Parties with respect to the Obligations, any Loan Document or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of Maryland. By execution and delivery of each Loan Document to which it is a party, each Credit Party (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 15.5 hereof, (iv) waives any objection to personal jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue or convenience, and (v) agrees that this loan was made in Maryland, that Lender has accepted in Maryland Loan Documents executed by such Credit Party and has disbursed Advances under the Loan Documents in Maryland. Nothing shall affect the right of Lender to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against such Credit Party in the courts of any other jurisdiction having jurisdiction, including any jurisdiction in which Collateral is located for purposes of exercising rights and remedies with respect to such Collateral. Any judicial proceedings against Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of Maryland. All parties acknowledge that they participated in the negotiation and drafting of this Agreement, that the parties were represented by counsel of their choice in connection with the negotiation and drafting of this Agreement, that the parties to this Agreement are sophisticated parties entering into a commercial transaction, and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

15.2   Successors and Assigns; Participations; New Lenders

The Loan Documents shall inure to the benefit of Lender, Transferees and all future holders of the Loan, any Note, the Obligations and/or any of the Collateral, and each of their respective successors and assigns. Each Loan Document shall be binding upon the Persons’ other than Lender that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Lender. No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of any Credit Party. Nothing contained in any Loan Document shall be construed as a delegation to Lender of any other Person’s duty of performance. CREDIT PARTIES ACKNOWLEDGE AND AGREE THAT LENDER AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND RESTATE ANY NOTE, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, LOANS, ANY NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS (EACH SUCH TRANSFEREE, ASSIGNEE OR PURCHASER, A “TRANSFEREE”). Each Transferee shall have all of the rights and benefits with respect to the Loans, Obligations, any Notes, Collateral and/or Loan Documents held by it as fully as if the original holder thereof, and either Lender or any Transferee may be designated as the sole agent to manage the transactions and obligations contemplated therein. Notwithstanding any other provision of any Loan Document, Lender may disclose to any Transferee all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document. In the event of any transfer of any portion of Lender’s right and interest in the Obligations of this Agreement, Lender agrees to so notify the Borrower of such transfer and include such transferee’s name and contact information, except if such transfer is to an Affiliate of Lender or any of Lender’s financing sources.

15.3   Application of Payments

To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Lender. Any payments with respect to the Obligations received shall be credited and applied in such manner and order as Lender shall decide in its sole discretion.

15.4   Indemnity

Each Credit Party jointly and severally shall indemnify Lender, its Affiliates and its and their respective managers, members, officers, employees, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel, allocable costs of in-house counsel, and in-house diligence fees and expenses, subject to the provisions governing payment of in-house counsel and outside counsel fees set forth in Section 15.7(b)) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent that any of the foregoing results directly from the gross negligence or willful misconduct of such Indemnified Person as determined by a final non-appealable judgment entered by a court of competent jurisdiction, in which case, any previously made reimbursements made pursuant to this indemnification clause for claims which were due to such gross negligence or willful misconduct shall be immediately recoverable from such Indemnified Person. If any Indemnified Person uses in-house counsel for any purpose for which any Credit Party is responsible to pay or indemnify, each Credit Party expressly agrees that its indemnification obligations include reasonable charges for the costs allocable for such work of such in-house counsel, subject to the provisions governing payment of in-house counsel and outside counsel fees set forth in Section 15.7(b). Lender agrees to give Credit Parties reasonable notice of any event of which Lender becomes aware for which indemnification may be required under this Section 15.4, and Lender may elect (but is not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to Credit Parties’ consent, which consent shall not be unreasonably withheld or delayed. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate or defend any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an “Insured Event”), Lender agrees not to exercise its right to select counsel to defend the event if that would cause any Credit Party’s insurer to deny coverage; provided, however, that Lender reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Lender obtains recovery from a third party other than an Indemnified Person of any of the amounts that any Credit Party has paid to Lender pursuant to the indemnity set forth in this Section 15.4, then Lender shall promptly pay to such Credit Party the amount of such recovery.

15.5   Notice

Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 15.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”): (i) registered or certified mail, return receipt requested, on the date on which received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one Business Day after deposit with such courier, or (iii) facsimile transmission upon sender’s receipt of confirmation of proper transmission, as applicable.

15.6   Severability; Captions; Counterparts; Facsimile Signatures

If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.

15.7   Expenses

(a) Credit Parties shall pay, whether or not the Closing occurs, all costs and expenses incurred by Lender and/or its Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable attorneys’ fees and expenses, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, (iii) arising in any way out of administration of the Obligations, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Lender’s Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Lender’s transactions with Credit Parties, (vi) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, and/or (vii) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument. All of the foregoing shall be charged to Credit Parties’ account and shall be part of the Obligations, and each such amount so charged shall be deemed an Advance under the Revolving Facility and added to the Obligations, regardless of whether a Revolver Termination has occurred. Lender acknowledges that it has agreed to a cap of $15,000 solely with respect to fees and expenses associated with the business due diligence of originating and closing this Agreement which has been paid as a deposit to Lender. Lender agrees that, upon written request of Borrower, it will provide a summary description of any legal matters which were charged to the account of the Borrower.

(b)  If Lender or any of its Affiliates uses in-house counsel for any purpose under any Loan Document for which Credit Parties are responsible to pay or indemnify, Credit Parties expressly agree that their Obligations include reasonable charges for such work commensurate with the allocable costs of such in-house counsel. Notwithstanding anything to the contrary contained in this Agreement, so long as no Default or Event of Default has occurred and is continuing, Borrower shall not be required to pay or indemnify Lender for the allocable cost of the work of staff counsel if Lender has engaged outside counsel for the same work.

15.8   Entire Agreement

This Agreement and the other Loan Documents to which Credit Parties are a party constitute the entire agreement between Credit Parties and Lender with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Credit Parties and Lender. No provision of this Agreement may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Lender and Credit Parties. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.

15.9   Lender Approvals

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Lender with respect to any matter that is subject of any Loan Document may be granted or withheld by Lender in its sole and absolute discretion.

15.10   Confidentiality and Publicity

(a) Lender understands and acknowledges that this Agreement is a material obligation of the Credit Parties, and as such, must be filed with the Securities and Exchange Commission (“SEC”) and through such action will become publicly available. Credit Parties agree to submit to Lender and Lender reserves the right to review and approve all materials that Credit Parties or any of their Affiliates prepares that contain Lender’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby. Notwithstanding the foregoing, Lender acknowledges and agrees that that a description of the principle terms of this Agreement will be required to be stated in the Guarantor’s quarterly and annual reports filed with the SEC, and Guarantor and its counsel shall have the final authority in any wording so disclosed; provided, however, that Guarantor will attempt to clear such language with the Lender prior to any filing. Lender further acknowledges and agrees that once such language in any SEC filings has been finalized, it can continue to appear in subsequent SEC filings without any further review by Lender. Credit Parties shall not, and shall not permit any of their Affiliates to, use Lender’s name (or the name of any of Lender’s Affiliates) in connection with any of its business operations, including without limitation, advertising, marketing or press releases or such other similar purposes, without Lender’s prior written consent. Lender similarly agrees that it shall not, and shall not permit any of its Affiliates to, use Credit Parties names or logos (or the names of any Credit Parties’ Affiliates) in any advertising, marketing or press releases or such similar purposes, without Credit Parties prior written consent. Nothing contained in any Loan Document is intended to permit or authorize Credit Parties or any of their Affiliates to contract on behalf of Lender.

(b) Credit Parties hereby agree that Lender or any Affiliate of Lender may disclose any and all information concerning the Loan Documents, as well as any information regarding Credit Party and its operations, received by Lender in connection with the Loan Documents to its lenders or funding or financing sources.

15.11   Release of Lender

Notwithstanding any other provision of any Loan Document, each Credit Party voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself, its managers, members, directors, officers, employees, stockholders, Affiliates, agents, representatives, accountants, attorneys, successors and assigns and their respective Affiliates (collectively, the “Releasing Parties”), hereby fully and completely releases and forever discharges the Indemnified Parties and any other Person or Insurer which may be responsible or liable for the acts or omissions of any of the Indemnified Parties, or who may be liable for the injury or damage resulting therefrom (collectively, with the Indemnified Parties, the “Released Parties”), of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties as of the date of the Closing. Each Credit Party acknowledges that the foregoing release is a material inducement to Lender’s decision to extend to such Credit Party the financial accommodations hereunder and has been relied upon by Lender in agreeing to make the Loans.

15.12   Agent

                        Lender and its successors and assigns hereby (i) designate and appoint CapitalSource Finance LLC, a Delaware limited liability company, and its successors and assigns ("CapitalSource"), to act as agent for Lender and its successors and assigns under this Agreement and all other Loan Documents, (ii) irrevocably authorize CapitalSource to take all actions on its behalf under the provision of this Loan Agreement and all other Loan Documents, and (iii) to exercise all such powers and rights, and to perform all such duties and obligations hereunder and thereunder.  CapitalSource, on behalf of Lender, shall hold all Collateral, payments of principal and interest, fees, charges and collections received pursuant to this Agreement and all other Loan Documents.  Each Credit Party acknowledges that Lender and its successors and assigns transfer and assign to CapitalSource the right to act as Lender's agent to enforce all rights and perform all obligations of Lender contained herein and in all of the other Loan Documents.  Credit Parties shall within ten Business Days after Lender's reasonable request, take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, amendments, assignments, instructions or documents as Lender may request to evidence the appointment and designation of CapitalSource as agent for Lender and other financial institutions from time to time party hereto and to the other Loan Documents.

15.13   Reserved

15.14   Agreement Controls

In the event of any inconsistency between this Agreement and any other Loan Documents, the terms of this Agreement shall control.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties has duly executed this Revolving Credit and Security Agreement as of the date first written above.

BORROWER:

NEOGENOMICS, INC., a Florida corporation

By:	/s/ Steven C. Jones
Name:	Steven C. Jones
Its:	Chief Financial Officer

GUARANTOR:

NEOGENOMICS, INC., a Florida corporation

By:	/s/ Steven C. Jones
Name:	Steven C. Jones
Its:	Chief Financial Officer

NeoGenomics, Inc.
12701 Commonwealth Drive, Suite 9
Fort Myers, Florida 33913

Attention:	Steven C. Jones
Telephone:	(239) 768-0600
Facsimile:	(239) 768-1672
E-Mail:

CAPITALSOURCE FINANCE LLC

By:	/s/ David Martin
Name:	David Martin
Its:	General Counsel - Commercial Lending

CapitalSource Finance LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815

Attention:	Healthcare Finance Group, Portfolio Manager
Telephone:	(301) 841-2700
Facsimile:	(301) 841-2340
E-Mail:

EXHIBITS

Exhibit A	Form of Borrowing Certificate
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Solvency Certificate
Exhibit D	Form of Officer’s Certificate

SCHEDULES

Schedule 2.3	Borrower’s Accounts
Schedule 5.3A	Proceedings or Investigations
Schedule 5.3B	Third-Party Contracts
Schedule 7.11	Intellectual Property
Schedule 7.15A	Existing Indebtedness, Investments, Guarantees and Certain Contracts
Schedule 7.15B	Indebtedness with a Maturity Date During the Term
Schedule 7.16	Other Agreements
Schedule 7.17	Insurance
Schedule 7.18A	Borrower’s Names
Schedule 7.18B	Places of Business and Chief Executive Offices
Schedule 7.18B	Borrower’s Locations
Schedule 7.2	Consents, Approvals or Authorizations
Schedule 7.3	Capitalization; List of Subsidiaries
Schedule 7.4A	Leases
Schedule 7.4B	Deposit Accounts and Investment Accounts
Schedule 7.5	Affiliate Contracts/Agreements
Schedule 7.6	Litigation
Schedule 7.8	Tax Matters
Schedule 8.8	Post-Closing Matters
Schedule 9.2	Indebtedness
Schedule 9.3	Liens

ANNEX I

FINANCIAL COVENANTS

1.    Minimum Fixed Charge Coverage Ratio (Adjusted EBITDA/Fixed Charges)

For the Test Period ending April 30, 2008, the Fixed Charge Coverage Ratio shall not be less than 0.0 to 1.0; for the Test Period ending May 31, 2008, the Fixed Charge Coverage Ratio shall not be less than 0.25 to 1.0; for the Test Period ending June 30, 2008, the Fixed Charge Coverage Ratio shall not be less than 0.75 to 1.0; and for the Test Period ending July 31, 2008, and each Test Period ending on the last day of each calendar month thereafter the Fixed Charge Coverage Ratio shall not be less than 1.25 to 1.0.

2.    Minimum Cash Velocity

For each calendar month, the collections of Accounts of Borrower collectively shall not be less than an amount equal to the product of (x) 0.80 multiplied by (y) the average revenues of Borrower for the immediately preceding three months; provided that, upon any violation of or failure to comply with this covenant, Lender shall have the right, in its sole discretion, to consider for all purposes under the Agreement as though Borrower actually collected Accounts equal to such minimum required amount.

3.    Minimum Liquidity

As of Closing and at all times thereafter Minimum Liquidity shall not be less than $750,000; provided, however, (i) such Minimum Liquidity amount will be reduced to $500,000 after Borrower has demonstrated that Borrower has achieved a Fixed Charge Coverage Ratio of 1.0 to 1.0 for any Test Period and (ii) Lender agrees that it shall eliminate testing of this covenant in the event that Borrower is in compliance with this Agreement (including all financial covenants set forth herein) for six consecutive calendar months; provided, further, that, such consecutive six-month calendar period shall not begin before April 1, 2008.

For purposes of the covenants set forth in this Annex I, the terms listed below shall have the following meanings:

“Adjusted EBITDA” shall mean, for any period, the sum, without duplication, of the following for Borrower collectively on a consolidated basis: Net Income, plus, (a) Interest Expense, (b) taxes on income, whether paid, payable or accrued, (c) depreciation expense, (d) amortization expense, (e) all other non-cash, recurring charges and expenses, excluding accruals for cash expenses made in the ordinary course of business, (f) loss from any sale of assets, other than sales in the ordinary course of business, (g) non-cash stock option and warrant based compensation expense and (h) other extraordinary or non-recurring charges that would not have otherwise been incurred in ordinary course of business as determined in accordance to GAAP, including but not limited to, severance payments up to the amounts permitted in Section 9.6, minus (a) gains from any sale of assets, other than sales in the ordinary course of business and (b) other extraordinary or non-recurring gains, in each case determined in accordance with GAAP.

“Cash Equivalents” shall mean, as of any date of determination, (a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor’s Ratings Services (“S&P”) is at least A-2 or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-2 or the equivalent thereof in each case with maturities of not more than six months from the date of acquisition (any bank meeting the qualifications specified in clauses (b)(i) or (ii), an “Approved Bank”), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a), above, entered into with any Approved Bank, (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six months after the date of acquisition and (e) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (a) through (d) above.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, for Borrower collectively on a consolidated basis, the ratio of (a) Adjusted EBITDA for the Test Period ended of as of such date, to (b) Fixed Charges for the Test Period ended as of such date.

“Fixed Charges” shall mean, for any period, the sum of the following for Borrower collectively on a consolidated basis for such period: (a) Total Debt Service, (b) un-financed Capital Expenditures paid in cash, (c) income taxes paid in cash or accrued, and (d) dividends and Distributions paid or accrued or declared (except for Accumulated Distributions from previous Accumulated Distribution Fiscal Quarters).

“Interest Expense” shall mean, for any period, for Borrower collectively on a consolidated basis for such period: (a) total interest expense (including without limitation attributable to Capital Leases in accordance with GAAP), (b) financing fees with respect to all outstanding Indebtedness excluding amortization of capitalized financing fees associated with the initial closing of this Agreement to interest expense in accordance with GAAP, and commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements. Notwithstanding the foregoing Interest Expense shall not include any amortization of non-cash warrant compensation that may be a result of warrants attached to any debt instrument.

“Interest Rate Agreement” shall mean any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to hedge the position with respect to interest rates.

“Minimum Liquidity” shall mean, as of any date of determination, the sum of the following for Borrower collectively on a consolidated basis as of such date: (a) unrestricted cash on hand, plus (b) unrestricted Cash Equivalents, plus (c) unused Availability.

“Net Income” shall mean, for any period, the net income (or loss) of Borrower collectively on a consolidated basis determined in accordance with GAAP; provided, however, that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than Borrower) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to a Borrower by such Person, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Borrower or is merged into or consolidated with a Borrower or that Person’s assets are acquired by a Borrower, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) compensation expense resulting from the issuance of capital stock, warrants, stock options or stock appreciation rights issued to former or current employees or consultants, including officers, of a Borrower, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by a Borrower or any affiliate thereof, and (v) compensation expense resulting from the repurchase of capital stock, options and rights described in clause (iv) of this definition of Net Income.

ii

“Test Period” shall mean the three most recent calendar months then ended (taken as one accounting period), or such other period as specified in the Agreement or any Annex thereto, provided, that, for the Test Period ending April 30, 2008, Test Period shall mean the two most recent calendar months then ended (taken as one accounting period).

“Total Debt Service” shall mean, for any period, the sum of the following for Borrower collectively on a consolidated basis: (i) payments of principal on Indebtedness for such period, plus (ii) Interest Expense for such period.

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REVOLVING CREDIT AND SECURITY AGREEMENT

between

NeoGenomics, Inc., a Florida Corporation, as Borrower

and

NeoGenomics, Inc., a Nevada corporation, as Guarantor

and

CAPITALSOURCE FINANCE LLC

Dated as of
February 1, 2008

REVOLVING CREDIT AND SECURITY AGREEMENT

	7.10	Compliance with Law	31
	7.11	Intellectual Property	32
	7.12	Licenses and Permits; Labor	32
	7.13	No Default	32
	7.14	Disclosure	32
	7.15	Existing Indebtedness; Investments, Guarantees and Certain Contracts	32
	7.16	Other Agreements	33
	7.17	Insurance	33
	7.18	Names; Location of Offices, Records and Collateral	33
	7.19	Lien Perfection and Priority	34
	7.20	Investment Company Act	34
	7.21	Regulations T, U and X	34
	7.22	Survival	34

VIII.	AFFIRMATIVE COVENANTS		34
	8.1	Financial Statements, Borrowing Certificate, Financial Reports and Other Information	34
	8.2	[Reserved]	37
	8.3	Conduct of Business and Maintenance of Existence and Assets	37
	8.4	Compliance with Legal and Other Obligations	37
	8.5	Insurance	38
	8.6	Books and Records	38
	8.7	Inspections; Periodic Audits and Reappraisals	38
	8.8	Further Assurances; Post-Closing	38
	8.9	Use of Proceeds	39
	8.10	[Reserved]	39
	8.11	[Reserved]	39
	8.12	Taxes and Other Charges	39
	8.13	Payroll Taxes	40
	8.14	New Subsidiaries	40
	8.15	[Reserved]	40

IX.	NEGATIVE COVENANTS		40
	9.1	Financial Covenants	40
	9.2	Permitted Indebtedness	40
	9.3	Permitted Liens	41
	9.4	Investments; New Facilities or Collateral; Subsidiaries	41
	9.5	Dividends; Redemptions	41
	9.6	Transactions with Affiliates	41
	9.7	Charter Documents; Fiscal Year; Dissolution; Use of Proceeds	42
	9.8	Truth of Statements	42
	9.9	IRS Form 8821	42
	9.10	Transfer of Assets	43
	9.11	OFAC	43
	9.12	Payroll Accounts	43
	9.13	US Lab Litigation	43

X.	EVENTS OF DEFAULT		44

XI.	RIGHTS AND REMEDIES AFTER DEFAULT		46
	11.1	Rights and Remedies	46
	11.2	Application of Proceeds	46
	11.3	Rights of Lender to Appoint Receiver	47

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	11.4	Rights and Remedies not Exclusive	47
	11.5	Standards for Exercising Remedies	47

XII.	WAIVERS AND JUDICIAL PROCEEDINGS		48
	12.1	Waivers	48
	12.2	Delay; No Waiver of Defaults	49
	12.3	Jury Waiver	49
	12.4	Cooperation in Discovery and Litigation	49

XIII.	EFFECTIVE DATE AND TERMINATION		50
	13.1	Termination and Effective Date Thereof	50
	13.2	Survival	50

XIV.	GUARANTY		50
	14.1	Guaranty	50
	14.2	Guaranty Absolute	51
	14.3	Subrogation	51

XV.	MISCELLANEOUS		52
	15.1	Governing Law; Jurisdiction; Service of Process; Venue	52
	15.2	Successors and Assigns; Participations; New Lenders	52
	15.3	Application of Payments	53
	15.4	Indemnity	53
	15.5	Notice	54
	15.6	Severability; Captions; Counterparts; Facsimile Signatures	54
	15.7	Expenses	54
	15.8	Entire Agreement	55
	15.9	Lender Approvals	55
	15.10	Confidentiality and Publicity	55
	15.11	Release of Lender	56
	15.12	Agent	56
	15.13	Reserved	56
	15.14	Agreement Controls	57

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